AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STEMCELLS, INC.,

C&RD ISRAEL LTD.

AND

MICROBOT MEDICAL LTD.

Dated as of August 15, 2016

-i-

3.15	Labor Matters; Employment and Labor Contracts	14
3.16	Intellectual Property Rights	15
3.17	Taxes	19
3.18	[Intentionally Omitted]	20
3.19	Regulatory Matters	20
3.20	Environmental Matters	23
3.21	Proxy Statement	23
3.22	Finders or Brokers	24
3.23	Takeover Statutes	24
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		24
4.1	Organization, Etc.	24
4.2	Authority Relative to This Agreement	25
4.3	No Violations, Etc.	25
4.4	Board Approval	26
4.5	Capitalization	26
4.6	Compliance with Laws	27
4.7	Parent SEC Documents	28
4.8	Parent Financial Statements	29
4.9	Title to Property	30
4.10	Absence of Undisclosed Liabilities	30
4.11	Absence of Changes or Events	30
4.12	Capital Stock of Subsidiaries	30
4.13	Litigation	31
4.14	Insurance	31
4.15	Contracts and Commitments	31
4.16	Labor Matters; Employment and Labor Contracts	33
4.17	Intellectual Property Rights	34
4.18	Taxes	38
4.19	Employee Benefit Plans; ERISA	39
4.20	Regulatory Matters	41
4.21	Environmental Matters	44
4.22	Proxy Statement	45
4.23	Finders or Brokers	45
4.24	Takeover Statutes	45
4.25	Valid Issuance	45

-ii-

ARTICLE V COVENANTS		46
5.1	Conduct of Company Business During Interim Period	46
5.2	Conduct of Parent Business During Interim Period	48
5.3	No Solicitation by the Company	50
5.4	No Solicitation by Parent	53
5.5	Access to Information	55
5.6	Parent Proxy Statement; Related Matters	56
5.7	Parent Special Meeting; Parent Board Recommendation	57
5.8	Company Special Meeting; Company Board Recommendation	57
5.9	Reasonable Best Efforts	58
5.10	Public Announcements	59
5.11	Notification of Certain Matters	59
5.12	Indemnification of Parent Directors and Officers	60
5.13	[Intentionally Omitted.]	61
5.14	Composition of Parent Board, Management	61
5.15	Parent Consent as Sole Stockholder of Merger Sub	61
5.16	Exchange Listing	62
5.17	Takeover Statutes	62
5.18	Further Assurances	62
5.19	Stockholder Litigation	62
5.20	No Control	63
5.21	Parent Charter Amendment	63
5.22	Net Cash Position	63
5.23	Treatment of Parent Warrants	64
5.24	Validity of Private Placement for Merger Shares	64
5.25	[Intentionally Omitted]	64
5.26	Company Private Placement	64
5.27	Employee Waiver and Release	64
5.28	Unaudited Financial Statements	64
5.29	Additional Equity Obligations	65
5.30	Parent IP	65
ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES		65
6.1	Parent Stockholder Approval	65

-iii-

6.2	Company Stockholder Approval	65
6.3	Statute or Decree	65
6.4	Listing of Shares	65
6.5	Exchange Act Registration	65
6.6	OCS Approval	65
ARTICLE VII ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE PARTIES		66
7.1	Additional Conditions to the Obligations of the Company	66
7.2	Additional Conditions to the Obligations of Parent and Merger Sub	66
ARTICLE VIII TERMINATION		67
8.1	Termination	67
8.2	Notice of Termination; Effect of Termination	69
8.3	Fees and Expenses	69
ARTICLE IX MISCELLANEOUS		69
9.1	Non-Survival of Representations, Warranties, Covenants and Agreements	69
9.2	Amendment and Modification	70
9.3	Waiver of Compliance; Consents	70
9.4	Notices	70
9.5	Assignment; Third-Party Beneficiaries	71
9.6	Governing Law	71
9.7	Specific Enforcement; Consent to Jurisdiction	71
9.8	Exclusive Remedy	72
9.9	Counterparts	72
9.10	Severability	72
9.11	Interpretation	72
9.12	Entire Agreement	73
9.13	WAIVER OF JURY TRIAL	73

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B-1	Form of Parent Voting Agreement
Exhibit B-2	Form of Company Voting Agreement

-iv-

Exhibit 2.1

R&G Draft 8/14/16

AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (as amended or modified in accordance with its terms, this “Agreement”) is made and entered into as of August 15, 2016 by and among StemCells, Inc., a Delaware corporation (“Parent”), C&RD Israel Ltd., an Israeli corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Microbot Medical Ltd., a company organized under the laws of the State of Israel (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the provisions of Sections 314-327 the Companies Law of the State of Israel, 5759-1999 (together with the rules and regulations promulgated thereunder, the “ICL”), pursuant to which Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The board of directors of Parent has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and its stockholders, and has determined to recommend that Parent stockholders approve, among other things, the Parent Charter Amendment and the issuance of Parent Common Stock as contemplated by this Agreement.

C. The board of directors of Merger Sub has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and Parent as the sole stockholder of Merger Sub.

D. The board of directors of the Company has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined to recommend that Company stockholders adopt the Agreement and approve the Merger.

E. In order to induce Parent and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, the Company has entered into a letter agreement with certain investors to provide financing of at least $4.0 million, which amount would provide the Surviving Corporation with at least eighteen (18) months of cash to fund operations of Parent post-Closing, assuming the Net Cash at Closing is zero, such funding to be received by the Company at least two (2) business days prior to the Closing of the Merger (the “Company Private Placement”).

F. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

G. Immediately after the execution of this Agreement, each of the Key Company Stockholders will execute and deliver to Parent a Voting Agreement, substantially in the form attached here to as Exhibit B-1 (the “Company Voting Agreement”).

H. Immediately after the execution of this Agreement, each of the Key Parent Stockholders will execute and deliver to the Company a Voting Agreement, substantially in the form attached hereto as Exhibit B-2 (the “Parent Voting Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions hereof, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

1.1 Merger of Merger Sub into the Company. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions Sections 314 through 327 of the ICL: (i) Merger Sub (as the target company (Chevrat Ha’Ya’ad)) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet)); (ii) the separate existence of Merger Sub shall cease; and (iii) the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent governed by Israeli law. The Company, as the surviving entity of the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. Unless this Agreement is terminated pursuant to ARTICLE VIII hereof, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. Eastern Time on a date to be specified by the parties hereto (the “Closing Date”), which date shall be no later than the second (2nd) business day after satisfaction or waiver of the conditions set forth in ARTICLE VI and ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing), unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Ropes & Gray LLP located at Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall file with the Israeli Companies Registrar (the “Companies Registrar”) a notice informing the Companies Registrar of the Merger and requesting that, promptly after notice that the Closing has occurred, the Companies Registrar issue a certificate evidencing the completion of the Merger, in accordance with Section 325(5) of the ICL (the “Certificate of Merger”). The Merger shall become effective upon issuance by the Companies Registrar, after the Closing, of the Certificate of Merger (the “Effective Time”).

1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the ICL. Without limiting the foregoing, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company in accordance with the ICL, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Association. The parties hereto shall take all necessary action so that, at the Effective Time, the articles of association of the Company shall be amended and restated in their entirety in such form and substance as shall be reasonably agreeable to Parent, Merger Sub and the Company, to be determined in good faith no later than five (5) business days after the date hereof, until thereafter changed or amended as provided therein or by Applicable Law.

1.5 Board of Directors and Officers of the Surviving Corporation.

(a) The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, and shall hold office in accordance with the articles of association of the Surviving Corporation, in each case until his or her successor is duly elected or appointed and qualified or until his earlier death, resignation or removal.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time and shall hold such offices in accordance with the bylaws of the Surviving Corporation, in each case until his or her successor is duly appointed and qualified or until his earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Stock. As of the Effective Time, by virtue of the Merger, and without any action on the part of the holders of any outstanding shares of Company Stock or capital stock of Merger Sub:

(a) Except as otherwise provided in Section 2.1(b) or Section 2.3, each share of Company Stock outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio (all such shares of Parent Common Stock to be issued pursuant to this Section 2.1(a) are collectively referred to herein as the “Merger Consideration”), it being understood that the shares of Parent Common Stock issuable as Merger Consideration will be subject to the restrictions set forth in this Section 2.1(a). As of the Effective Time, all such converted shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Company Stock (each, a “Certificate”) shall thereafter represent only the right to receive the applicable portion of the Merger Consideration in exchange therefor in accordance with Section 2.2.

(b) Each share of Company Stock held by the Company or owned by Parent or any of the Parent Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) The certificates representing shares of Parent Common Stock issuable in the Merger hereunder, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (along with any other legends that may be required under applicable foreign, state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

2.2 Payment of Consideration.

(a) Prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company selected by Parent and reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) for the purpose of delivering the Merger Consideration in exchange for Certificates.

(b) At or prior to the Effective Time, Parent shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of Company Stock, for exchange pursuant to this Section 2.2, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1. The shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or other distributions received by the Exchange Agent with respect to such shares of Parent Common Stock are referred to collectively as the “Exchange Fund”.

(c) Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that (i) the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) which shall otherwise be in customary form and contain such provisions as Parent may reasonably specify) for use in the exchange of such holder’s Certificates for the applicable portion of the Merger Consideration. Thereafter, each such holder of shares of Company Stock that have been converted into the right to receive the applicable portion of the Merger Consideration shall be entitled to receive such applicable portion of the Merger Consideration in respect of such shares of Company Stock, in each case upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal and all other documents reasonably required by the Exchange Agent. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such applicable portion of the Merger Consideration. In addition, no dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to any holder of Company Stock until such holder surrenders or transfers the applicable Certificate(s) in accordance with this Section 2.2(c) (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and other distributions, without interest).

(d) The transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the applicable portion of the Merger Consideration to the extent provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 2.2 that remains unclaimed by the holders of Company Stock following the first (1st) anniversary of the Closing Date shall be delivered to Parent or Parent’s designee, and any such holders who have not exchanged Certificates for the applicable portion of the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent, as unsecured creditors thereof, for satisfaction of their claims for such applicable portion of the Merger Consideration. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to any holder of Company Stock as of immediately prior to the Effective Time for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Immediately prior to such time when the amounts would otherwise escheat to or become property of any Government Authority, any amounts remaining unclaimed by holders of Company Stock immediately prior to the Effective Time shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. The number of whole shares to be issued to any holder of Company Stock shall be rounded down to the nearest whole number of shares of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder). Holders of Company Stock shall receive no consideration in lieu of fractional shares of Parent Common Stock.

(g) If any shares of Company Stock outstanding as of immediately prior to the Effective Time are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase or similar agreement with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof): (i) the shares of Parent Common Stock issued in exchange for such shares of Company Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, the Company shall use its reasonable best efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase or similar agreement.

2.3 [Intentionally Omitted]

2.4 Company Stock Options.

(a) At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Stock Option in accordance with the terms of the Microbot 2015 Stock Option Plan (the “Company Equity Plan”) and the terms of the Contract by which such Company Stock Option is evidenced. All rights with respect to Company Common Stock under Company Stock Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Stock Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Stock Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Stock Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Stock Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged as a result of the assumption of such Company Stock Option; provided, however, that the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Company Stock Option assumed by Parent.

(b) [Intentionally Omitted]

(c) At the Effective Time, Parent may assume the Company Equity Plan. If Parent assumes the Company Equity Plan, then, under such the Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under Applicable Law, using the share reserves of the Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Stock Options that are assumed by Parent pursuant to Section 2.4(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in the Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to the administration of the Company Equity Plan.

(d) Prior to the Effective Time, the Company and Parent shall take all action that may be necessary (under the Company Equity Plan and otherwise) to effectuate the provisions of this Section 2.4 and to ensure that, from and after the Effective Time, holders of Company Stock Options have no rights with respect thereto other than those specifically provided in this Section 2.4.

2.5 Company Warrants.

(a) At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall be converted into and become a warrant to purchase Parent Common Stock, and Parent shall assume such Company Warrant in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Warrant and the terms of the Contract by which such Company Warrant is evidenced. All rights with respect to Company Preferred Stock under the Company Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by multiplying the number of shares of Company Preferred Stock that were subject to such Company Warrant immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing the per share exercise price of Company Preferred Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged as a result of the assumption of such Company Warrant; provided, however, that the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Company Warrant assumed by Parent.

(b) Prior to the Effective Time, the Company shall take all actions necessary or reasonably requested by Parent (including obtaining any necessary consents) to effectuate the provisions of this Section 2.5.

2.6 Required Withholdings. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration such amounts, if any, as may be required to be deducted or withheld therefrom under the Code or any other Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been delivered or otherwise paid to the Person to whom such amounts would otherwise have been delivered or otherwise paid pursuant to the Merger and this Agreement.

2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration as contemplated by this ARTICLE II.

2.8 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur, as a result of any reclassification, recapitalization, stock split (including any reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Exchange Ratio shall be appropriately adjusted to eliminate the effect of such event on the Exchange Ratio or any such other amounts payable pursuant to this Agreement.

2.9 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date as follows, in each case subject to the exceptions set forth in the disclosure schedule delivered to Parent and dated as of the date hereof (the “Company Disclosure Schedule”):

3.1 Organization, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company does not have any Subsidiaries or own an equity interest in any other Person. The Company is duly qualified to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each foreign jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Company Material Adverse Effect.

(b) The Company is not in violation of any provision of its articles of association or other organizational documents (in each case, as applicable). Schedule 3.1(b) of the Company Disclosure Schedule sets forth: (i) each foreign jurisdiction in which the Company is qualified to do business; and (ii) the names of the current directors and officers of the Company. The Company has made available to Parent accurate and complete copies of the articles of association and any other organizational documents (in each case, as applicable) of the Company, in each case as currently in effect.

3.2 Authority Relative to This Agreement. The Company has all requisite corporate power and authority to deliver this Agreement and to perform its covenants and obligations hereunder. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, other than the approval of this Agreement and the transactions contemplated hereby, including the Merger, by holders of a majority of the Company Stock voted at the Company Special Meeting or by Written Consent, including by a majority of each class of shares of capital stock of the Company (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing, regardless of whether enforcement is sought in equity or at law.

3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of the Company in connection with the consummation by the Company of the transactions contemplated hereby, including the Merger, except: (i) for the filings and notifications required by the ICL; (ii) for receipt of a Certificate of Merger from the Companies Registrar in accordance with the ICL; (iii) approval of the Office of Chief Scientist at the Israeli Ministry of Economy and (iv) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not reasonably be expected to result in a Company Material Adverse Effect. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, including the Merger, by the Company, nor compliance by the Company with all of the provisions hereof will, subject to obtaining the Company Stockholder Approval in accordance with Applicable Law: (x) conflict with or result in any breach of any provision of the articles of association, memorandum of association or other organizational documents (in each case, as applicable) of the Company; (y) violate any Applicable Law; or (z) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in any material change in or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under any of the terms, conditions or provisions of any material Company Contract. Schedule 3.3 of the Company Disclosure Schedule lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, including the Merger, under any material Company Contracts.

3.4 Board Approval. The board of directors of the Company has: (a) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated hereby, including the Merger; (b) determined that the transactions contemplated hereunder are in the best interests of the Company and its shareholders and that creditors of the Company are not anticipated to be adversely affected as a result of the Merger; and (c) subject to Section 5.3(d), resolved to make and maintain the Company Board Recommendation.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 4,000,000 shares of Company Preferred Stock. As of the date hereof, there were: (i) 4,571,848 shares of Company Common Stock outstanding; (ii) Company Stock Options to purchase an aggregate of 903,592 shares of Company Common Stock are outstanding or committed for grant; (iii) 2,409,750 shares of Company Preferred Stock outstanding; and (iv) no treasury shares. As of the date hereof, other than (x) 500,000 shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plan and 403,592 shares of Company Common Stock reserved for issuance underlying options granted to the Chief Executive Officer of the Company, (y) 409,750 shares of Company Preferred Stock reserved for issuance under outstanding Company Warrants and (z) 598,225 shares of Company Preferred Stock reserved for issuance upon the conversion of outstanding convertible debentures of the Company (such number of shares assuming accrued interest of three months from issue date), the Company has no shares of Company Stock reserved for issuance.

(b) All outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, and were not issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of Applicable Law, the Company’s articles of association or any Company Contract that was not duly waived.

(c) Schedule 3.5(c) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each outstanding Company Stock Option, including with respect to each such Company Stock Option, the holder, date of grant, exercise price, vesting schedule, expiration date, number of shares of Company Common Stock subject thereto and an indication of the form of award pursuant to which such Company Stock Option was granted. Except as set forth in Section 3.5(a) or Schedule 3.5(c) of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding: (i) equity interests in, other voting securities of or other ownership interests in the Company; (ii) securities of the Company convertible into or exchangeable for equity interests in, other voting securities of or other ownership interests in the Company; (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests in, other voting securities of or other ownership interests in the Company or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, other voting securities of or other ownership interests in the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(d) An accurate and complete copy of the Company Equity Plan, and of the forms of all agreements and instruments and any amendments thereto relating to or issued under each thereof, have been made available to Parent. There are no agreements to amend, modify or supplement any such agreements, instruments or forms. Each award under the Company Equity Plan was granted in accordance with the terms of the Company Equity Plan, and each Company Stock Option was granted with a per share exercise price no lower than par or nominal value of one (1) share of Company Common Stock.

3.6 Compliance with Laws. The Company has not violated or failed to comply with any Applicable Law material to the operation of the Company’s business.

3.7 Company Financial Statements. The financial statements for the Company as of and for the years ended December 31, 2013, 2014 and 2015 as provided to Parent prior to the date hereof, are herein referred to as the “Audited Financial Statements.” The financial statements for the Company as of June 30, 2016 as provided to Parent prior to the date hereof, are herein referred to as the “Unaudited Financial Statements” and, with the Audited Financial Statements, the “Company Financial Statements.” The balance sheet of the Company as of June 30, 2016 is herein referred to as the “Company Balance Sheet”. Each of: (i) the Audited Financial Statements (including, in each case, any related notes thereto) was prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as in effect on the date of such Audited Financial Statements (or such other date as may be reflected in such Audited Financial Statements), in each case applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (ii) the Company Financial Statements (including, in each case, any related notes thereto) fairly presented, in all material respects, the financial position of the Company at the respective dates thereof and the results of their operations and cash flows for the periods indicated, consistent with the books and records of the Company (except as may be indicated in the notes thereto or, in the case of any unaudited portion of the Company Financial Statements, except as such unaudited portion of the Company Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material). No financial statements of any Person other than the Company actually included in the Company Financial Statements are required by GAAP to be included in the Company Financial Statements. Except as required by GAAP, the Company has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the Company Financial Statements. No current or former independent auditor for the Company has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with the Company on a matter of accounting practices.

3.8 Title to Property. The Company has good title to all of its material tangible properties, interests in tangible properties and tangible assets, both real and personal, reflected in the Company Balance Sheet, and have valid leasehold interests in all material leased properties and assets, in each case free and clear of all mortgages, claims, liens, pledges, charges or encumbrances of any kind or character (collectively, “Liens”) other than Permitted Liens. Schedule 3.8 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by the Company.

3.9 Absence of Undisclosed Liabilities. The Company has no liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, other than: (i) liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (ii) liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice that, individually or in the aggregate, do not exceed $100,000; (iii) liabilities for performance of obligations under Company Contracts; and (iv) liabilities and obligations under this Agreement and investment banking, accounting, legal and other fees incurred by the Company in connection with the negotiation, execution and delivery of this Agreement.

3.10 Absence of Changes or Events. Except as contemplated by this Agreement, since June 30, 2016: (i) there has been no Company Material Adverse Effect; and (ii) there has not been any action or omission by the Company that, if taken during the Interim Period without Parent’s consent, would constitute a breach of Section 5.1.

3.11 Capital Stock of Subsidiaries. The Company does not directly or indirectly own any interest in any Person.

3.12 Litigation.

(a) Except as disclosed on Schedule 3.12(a) of the Company Disclosure Schedule, there is no private or governmental investigation, claim, action, suit (whether in law or in equity), arbitration, mediation or proceeding of any nature (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any of its officers, directors and managers (in their capacities as such), or involving any of its assets, before any Government Authority, arbitrator or mediator. There is no Action pending or, to the knowledge of the Company, threatened which in any manner challenges, seeks to or is reasonably likely to prevent, enjoin, alter or delay the consummation of any of the transactions contemplated by this Agreement, including the Merger, or otherwise prevent or delay the Company from performing its obligations hereunder.

(b) There is no outstanding judgment, order, writ, injunction, rule or decree of any arbitrator, mediator or Government Authority (each, an “Order”) to which the Company or any of its assets is or was a party or by which the Company, or any of its assets is bound, the terms of which have not been satisfied by the Company.

3.13 Insurance. Schedule 3.13 of the Company Disclosure Schedule lists: (i) all insurance policies (including all workers’ compensation insurance policies) covering the business, properties or assets of the Company or any Company Employee Benefit Plan or its fiduciaries; (ii) the premiums and coverages of such policies; and (iii) all claims in excess of $100,000 made against any such policies since January 1, 2013. All such policies are in effect, and accurate and complete copies of all such policies have been made available to Parent. The Company has not received written notice of the cancellation or threat of cancellation of any of such policies.

3.14 Contracts and Commitments.

(a) Except as set forth on Schedule 3.14(a) of the Company Disclosure Schedule, the Company is not a party to or bound by any of the following:

(i) any Contract that provides for post-employment or post-consulting liabilities or obligations, including severance pay;

(ii) any Contract under which payments or obligations will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement, including the Merger, or under which the value of the payments or obligations will be calculated on the basis of any of the transactions contemplated by this Agreement, including the Merger, whether pursuant to a change in control or otherwise;

(iii) any Contract currently in force relating to the disposition or acquisition of assets where the fair market value of such assets exceeds $100,000, in each case other than inventory sold in the ordinary course of business;

(iv) any Contract relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise or Person;

(v) any Contract for the purchase of materials, supplies, equipment or services, under which the aggregate payments made to one party or group of related parties during the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $100,000;

(vi) any Contract relating to the guarantee (whether absolute or contingent) by the Company of (A) the performance of any other Person (other than the Company) or (B) the whole or any part of the indebtedness or liabilities of any other Person (other than the Company);

(vii) any Contract relating to the indemnification by the Company of its officers, directors, managers or agents;

(viii) any material Contract of indemnification or guaranty;

(ix) any power of attorney authorizing the incurrence of an obligation on the part of the Company;

(x) any Contract which limits or restricts (A) where the Company may conduct business, (B) the type or lines of business (current or future) in which the Company may engage or (C) any acquisition of assets or stock (tangible or intangible) by the Company;

(xi) any Contract under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $100,000;

(xii) any Contract for the borrowing or lending of money, or the availability of credit (except credit extended by the Company to customers in the ordinary course of business and consistent with past practice);

(xiii) any Contract relating to any hedging, option (other than options granted to service providers in connection with the performance of services), derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

(xiv) any collective bargaining agreements;

(xv) any Contract relating to the employment of individuals who serve as officers of the Company; or

(xvi) any Contract that would otherwise be required to be filed as an exhibit to a periodic report under the Exchange Act, as provided by Item 601 of Regulation S-K promulgated under the Exchange Act.

Each Contract of the type described in this Section 3.14(a) and in existence as of the date hereof is referred to herein as a “Company Contract”.

(b) An accurate and complete copy of each Company Contract (including all amendments thereto) has been made available to Parent.

(c) Neither the Company nor, to the knowledge of the Company, any other party to a Company Contract, is in material breach, violation or default under, or has received written notice that it has breached, violated or defaulted under (nor, to the knowledge of the Company, does there exist any condition under which, with the passage of time or the giving of notice or both, would reasonably be expected to cause such a breach, violation or default under), any Company Contract material to the Company’s operation of its business.

(d) Each Company Contract is a valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms and is in full force and effect, in each case except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

3.15 Labor Matters; Employment and Labor Contracts.

(a) Except as disclosed on Schedule 3.15(a) of the Company Disclosure Schedule, the Company is not party to any union Contract or other collective bargaining agreement, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company.

(b) There is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company. No petition for certification has been filed and is pending or, to the knowledge of the Company, threatened to be filed before the National Labor Relations Board or any comparable foreign regulatory agency or body with respect to any employees of the Company. There are no material Actions pending or, to the knowledge of the Company, threatened between the Company and any of its employees. Except as disclosed on Schedule 3.15(b) of the Company Disclosure Schedule, the employment of each of the employees of the Company is “at will” and the Company has no contractual obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees. The Company is not currently a party, or has since January 1, 2013 been a party, to any Contract whereby it leases employees or other service providers from another Person.

(c) No current or former employee of the Company is, or since January 1, 2013 has been, employed by the Company outside of the United States or Israel.

3.16 Intellectual Property Rights.

(a) Schedule 3.16(a) of the Company Disclosure Schedule accurately identifies and describes each proprietary product or service currently licensed to the Company, developed, manufactured, marketed or sold by or on behalf of the Company, including products or services currently designated as development candidates with a unique internal name by the Company.

(b) Schedule 3.16(b) of the Company Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, exclusively licensed to the Company or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each Company IP that is a granted patent that in any way covers any product or service identified in Schedule 3.16(a) of the Company Disclosure Schedule. The Company has provided to Parent reasonable access to accurate and complete copies of all applications and correspondence to and from the Government Authority related to each such item of Registered IP. For the avoidance of doubt, for published applications and patents, the Company furnishing to Parent the relevant application, serial or patent number of the Registered IP shall be considered reasonable access.

(c) Schedule 3.16(c) of the Company Disclosure Schedule accurately identifies: (i) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that (x) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (y) is not incorporated into, or used directly in the development, manufacturing or distribution of, any of the Company’s products or services and (z) is generally available on standard terms for less than $25,000); (ii) the corresponding Contract(s) pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (iii) whether the license or licenses granted to the Company is exclusive or non-exclusive.

(d) Schedule 3.16(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted by the Company any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. Except as set forth on Schedule 3.16(d) of the Company Disclosure Schedule, neither the Company are bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world, except field and geographical restrictions in applicable licenses to Company IP granted to the Company.

(e) The Company has provided to Parent an accurate and complete copy of each standard form of Company IP Contract used by the Company at any time since January 1, 2013, including each standard form of: (i) employee agreement containing any intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement (each as applicable). Schedule 3.16(e) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.

(f) The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company as identified in Schedule 3.16(c) of the Company Disclosure Schedule or otherwise as identified in Schedule 3.16(b)) free and clear of any Liens (other than non-exclusive licenses granted pursuant to the Contracts listed in Schedule 3.16(d) of the Company Disclosure Schedule and the Permitted Liens listed in Schedule 3.16(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to perfect the rights of the Company in the Company IP have been validly executed, delivered and, if related to Registered IP, filed in a timely manner with the appropriate Government Authority, where required.

(ii) Except for Registered IP identified on Schedule 3.16(b) of the Company Disclosure Schedule, no funding, facilities or personnel of any Government Authority were used, directly or indirectly, to develop or create, in whole or in part, any of the Company IP.

(iii) Since January 1, 2013, the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(iv) To the Company’s knowledge, the Company owns or otherwise has, and as of immediately following the Effective Time the Surviving Corporation will continue to have, the Intellectual Property Rights needed to conduct their respective businesses as currently conducted and commercialize the products and services that are currently being developed.

(g) To the Company’s knowledge, all Company IP that is Registered IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing, to the Company’s knowledge:

(i) Each U.S. patent application and U.S. patent in which the Company has an ownership interest or exclusive license and the right to prosecute was filed within one (1) year of a printed publication, public use or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has an ownership interest or exclusive license and the right to prosecute was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public.

(ii) Except as set forth on Schedule 3.16(g)(ii) of the Company Disclosure Schedule, no trademark or trade name owned, used or applied for by the Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any trademark owned, used or applied for by or on behalf of the Company.

(iii) Each item of Company IP that is Registered IP is in compliance with all legal requirements, other than any legal requirement that can be met with reasonable effort with respect to such Registered IP so as to avoid revocation, cancellation, or lapse or otherwise adversely affect its enforceability, use, or priority, and all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline. Except as set forth on Schedule 3.16(g)(iii)(a) of the Company Disclosure Schedule, no application for a patent, copyright or trademark registration or any other type of Registered IP owned or exclusively licensed to and filed by or on behalf of the Company at any time since January 1, 2013 has been abandoned or allowed to lapse. Schedule 3.16(g)(iii)(b) of the Company Disclosure Schedule accurately identifies and describes each action, filing and payment that has arisen as of the date hereof and that must be taken or made on or before the date that is one hundred eighty (180) days after the date hereof in order to maintain an item of Company IP that is Registered IP in full force and effect.

(iv) All assignments to the Company of inventorship, authorship or ownership rights relating to Company IP that is Registered IP are valid and enforceable. Each of the Patents identified on Schedule 3.16(b) of the Company Disclosure Schedule as being owned by the Company properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such Patent is pending. Each of the Patents identified on Schedule 3.16(c) of the Company Disclosure Schedule as being exclusively licensed to the Company properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such Patent is pending.

(v) Except as set forth on Schedule 3.16(g)(v) of the Company Disclosure Schedule, no interference, opposition, reissue, reexamination or other Action is, or since January 1, 2013 has been, pending or, to the Company’s knowledge, threatened, in which the scope, validity or enforceability of any Company IP that is Registered IP is being or has been or is expected by the Company to be contested or challenged. To the Company’s knowledge, there is no basis for a claim that any Company IP that is Registered IP is invalid or unenforceable.

(h) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed an agreement containing an assignment of Intellectual Property Rights to the Company. No current or former stockholder, officer, director, employee, consultant or contractor of the Company has any claim, right (whether or not currently exercisable) or interest to or in any Company IP. To the Company’s knowledge, no employee of the Company is: (x) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company; or (y) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality obligations. Since January 1, 2013, the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(i) The Company has taken all reasonable steps for a company of its size and resources to maintain the confidentiality of and otherwise protect and enforce their rights in all material proprietary information that the Company holds, or purports to hold, as a trade secret.

(j) The Company is, and the Company never was, a contributor to any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(k) To the Company’s knowledge, since January 1, 2013 no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Schedule 3.16(k) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since January 1, 2013 by or to the Company or any of its Representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(l) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby, including the Merger, will, with or without notice or lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) a breach of any license agreement listed or required to be listed in Schedule 3.16(c) of the Company Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(m) To the Company’s knowledge, the Company has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person, including but not limited to, by the making, using, or selling of any proprietary products or services set forth in Schedule 3.16(a) of the Company Disclosure Schedule. Without limiting the generality of the foregoing, except as set forth on Schedule 3.16(m) of the Company Disclosure Schedule, (i) no infringement, misappropriation or similar claim or Action is pending or, to the Company’s knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Action and (ii) the Company has never received any written notice or other written communication (whether in electronic form or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Rights of another Person.

(n) Except as disclosed on Schedule 3.16(n) of the Company Disclosure Schedule or pursuant to licenses for off-the-shelf software, the Company is not a party to any Contract requiring any future payment of royalties by the Company for the use of any Intellectual Property Rights or Intellectual Property.

(o) To the Company’s knowledge, the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right.

(p) No claim or Action involving any Intellectual Property or Intellectual Property Right owned by or exclusively licensed to the Company is pending or, to the Company’s knowledge, has been threatened, except for any such claim or Action that, if adversely determined, would not adversely affect: (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (ii) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by or on behalf of the Company.

3.17 Taxes.

(a) The Company has filed all material Tax Returns required to be filed by them, and all such Tax Returns are accurate and complete in all material respects. The Company has paid all Taxes due and payable as shown on such Tax Returns. No unresolved deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, against the Company, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

(b) Since June 30, 2010, the Company: (i) has not granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return; (ii) has not granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iii) has not received a written inquiry from any taxing authority regarding the filing of Tax Returns in a jurisdiction where it is not presently filing Tax Returns; or (iv) has not availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. There are no current audits of federal, state, local or foreign Tax Returns of the Company by any taxing authority.

(c) The Company has not assumed any material liability for the Taxes of another Person under any Contract which liability remains unpaid. The Company is not bound by any Tax sharing agreement or similar arrangements (including any Tax indemnity arrangements) the principal subject of which is Taxes.

(d) There is no Lien for Taxes on any of the assets of the Company, except for Permitted Liens.

(e) The Company has properly withheld on all material amounts paid to employees and have paid over such amounts to the appropriate taxing authorities.

(f) The Company is not and has not been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign Tax law) other than a group the common parent of which is or was the Company.

(g) The Company has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code, including, without limitation, any action or transaction that would cause the Merger to fail to satisfy the continuity of business enterprise or continuity of interest requirements set forth in Treasury Regulations Section 1.368-1(d) and 1.368-1(e), respectively.

(h) Notwithstanding any provision of this Agreement to the contrary, (i) the foregoing provisions of this Section 3.17 constitute the sole and exclusive representations and warranties by the Company regarding Taxes, Tax Returns and other matters relating to Taxes.

3.18 [Intentionally Omitted]

3.19 Regulatory Matters.

(a) The Company holds all material licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances of a Government Authority, and, to the extent required, have submitted all material notices to, all Government Authorities that regulate the quality, identity, strength, purity, safety, efficacy or manufacturing of the Company’s current or under-development products (any such Government Authority, a “Company Regulatory Agency”) required for the lawful operation of the businesses of the Company (the “Company Permits”), except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Company Permits are valid and in full force and effect. None of such Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.19(a) of the Company Disclosure Schedules, the Company is the sole and exclusive owner of the Company

Permits and the associated filings and applications with any Company Regulatory Agency, including any 510(k) submission, premarket approval, investigational device exemption application, comparable regulatory application or filing made or held by or issued to the Company (collectively, the “Company Regulatory Filings”) and hold all right, title and interest in and to all Company Regulatory Filings free and clear of any Lien other than Permitted Liens. The Company has not granted any third party any right or license to use, access or reference any of the Company Regulatory Filings, including, without limitation, any of the know-how contained in any of the Company Regulatory Filings or rights (including any regulatory exclusivities) associated with each such Company Regulatory Filing.

(b) Since January 1, 2013, there has not occurred any breach or violation of, default (with or without notice or lapse of time or both) under or event giving rise to any right of termination, amendment or cancellation of (with or without notice or lapse of time or both), any Company Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance in all material respects with the terms of all Company Permits, and no event has occurred and no facts or circumstances exist that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit.

(c) Since January 1, 2013, all material applications, submissions, information and data utilized by the Company as the basis for, or submitted by or, to the knowledge of the Company, on behalf of the Company in connection with, any and all requests for Company Permits when submitted to the applicable Company Regulatory Agency, were, to the Company’s knowledge, accurate and complete in all material respects as of the date of submission, and any updates, changes, corrections or modifications to such applications, submissions, information and data required under Applicable Law have been submitted to the applicable Company Regulatory Agency.

(d) Since January 1, 2013, the Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for any Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or similar policies under Applicable Law. To the knowledge of the Company, neither the Company’s agents or subcontractors has been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by any applicable Government Authority, and there are no proceedings pending or threatened that reasonably might be expected to result in criminal or civil liability or debarment or disqualification by any applicable Government Authority.

(e) The Company nor, to the knowledge of the Company, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar Applicable Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(f) Since January 1, 2013, there has not been any voluntarily or involuntarily initiated, conducted, or issued recall, market withdrawal, safety alert, warning, “dear doctor” letter, market correction, or investigator notice relating to an alleged material lack of safety or efficacy of any product of the Company or product candidate of the Company.

(g) The Company is in compliance in all material respects with all Applicable Laws and any other letters, notices or guidance issued by any Government Authority which regulate the sale of medical device products in any jurisdiction. There are no pending or, to the knowledge of the Company, threatened regulatory Actions (other than non-material routine or periodic inspections or reviews) against the Company. Since January 1, 2013 there have been no written notices, reports, warning letters, or untitled letters alleging or asserting noncompliance in any material respect with any Applicable Law relating to the Company or the products or product candidates of the Company or any subpoenas or investigative demands or other written inquiries that would reasonably be interpreted as raising a compliance concern sent or delivered by any Government Authority with regard to any product or any product candidate of the Company.

(h) [Intentionally Omitted]

(i) The Company is and has been in compliance in all material respects with all Applicable Laws requiring the maintenance or submission of reports or records under requirements administered by any applicable Government Authority.

(j) To the knowledge of the Company, all studies, tests, and preclinical and clinical research being conducted by the Company, and to the knowledge of the Company, on behalf of the Company, are being, and at all times have been, conducted in compliance in all material respects with all Applicable Laws.

(k) Neither the Company nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor, to the knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of the Company is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Government Authority concerning compliance with the laws governing Federal Health Care Programs or any comparable foreign program.

(l) Neither the Company nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor, to the knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of the Company: (i) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “Social Security Act”); (iii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (iv) to the knowledge of the Company, is the target or subject of any current investigation by a Government Authority relating to any Federal Health Care Program related offense; or (v) is currently charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program or any comparable foreign program.

(m) To the knowledge of the Company, there are no pending or threatened filings against the Company of an action relating to the Company under any foreign, federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(n) To the knowledge of the Company, the Company is not under investigation by any Government Authority for a violation of the Health Insurance Portability and Accountability Act of 1995, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), or the regulations contained in 45 C.F.R. Parts 160 and 164, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations, or any comparable state or local laws. To the knowledge of the Company, the Company has been in compliance in all material respects with foreign, federal and state data breach laws.

3.20 Environmental Matters.

(a) No Hazardous Materials are present, as a result of the actions of the Company or, to the knowledge of the Company, as a result of any actions of any other Person, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased, in each case as would result in a material violation of any Environmental Laws.

(b) The Company has not transported, stored, used, manufactured, disposed of, released or exposed any Person to Hazardous Materials in material violation of any Environmental Law, nor has the Company disposed of, transported, sold, used, released, exposed any Person to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in material violation of any Environmental Laws.

(c) No material Action is pending or, to the knowledge of the Company, threatened, concerning any Company Permit, Hazardous Material or Hazardous Materials Activity of the Company. Since January 1, 2013, the Company has not received written notice that the Company is responsible, or potentially responsible, for the investigation, remediation, cleanup or similar action at any property presently or formerly used by the Company for recycling, disposal or handling of Hazardous Materials.

3.21 Proxy Statement. The information regarding the Company supplied by the Company for inclusion in the proxy statement to be sent to Parent’s stockholders in connection with the solicitation of proxies in favor of (i) the approval of the Parent Charter Amendment and (ii) the Reverse Stock Split (if applicable) and (iii) the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement (and any amendment or supplement thereto) (the “Proxy Statement”), in each case, at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to Parent stockholders and at the time of the Parent Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.21 will not apply to statements or omissions included in the Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding Parent or any Parent Subsidiary supplied to the Company in writing by Parent for use therein. The Proxy Statement (and, in each case, any amendment or supplement thereto) will, subject to Section 5.3(d), include the Company Board Recommendation.

3.22 Finders or Brokers. The Company has not employed or retained any investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, including the Merger.

3.23 Takeover Statutes. The Company has taken all action necessary to exempt or exclude this Agreement and the transactions contemplated hereby, including the Merger, from: (i) the restrictions on business combinations set forth in Section 2 of the Israeli Anti-Trust Law-1988; and (ii) any other similar antitakeover law, statute or regulation (each, a “Takeover Statute”). Accordingly, no Takeover Statute applies to this Agreement or the transactions contemplated hereby, including the Merger, with respect to the Company. The Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date as follows, in each case subject to the exceptions set forth in the disclosure schedule delivered to the Company and dated as of the date hereof (the “Parent Disclosure Schedule”) and to any disclosures set forth in the Parent SEC Documents (without giving effect to any amendment to any such Parent SEC Document filed on or after the date of this Agreement and excluding any disclosures that contain general, cautionary, predictive or forward-looking statements):

4.1 Organization, Etc.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the laws of the State of Israel, respectively, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of the Subsidiaries of Parent, all of which are listed on Schedule 4.1(b) of the Parent Disclosure Schedule (the “Parent Subsidiaries”), was duly organized or formed, is validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and the Parent Subsidiaries is duly qualified to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each foreign jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Parent Material Adverse Effect.

(b) Neither Parent nor any of the Parent Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other charter documents (in each case, as applicable). Schedule 4.1(b) of the Parent Disclosure Schedule sets forth: (i) the full name of each Parent Subsidiary and any other entity in which Parent has an equity interest, together with details regarding its capitalization and the ownership interest of Parent (and each other Person, if applicable) therein; (ii) the jurisdiction in which each such Parent Subsidiary or other entity is organized; (iii) each foreign jurisdiction in which Parent and each of the Parent Subsidiaries is qualified to do business; and (iv) the names of the current directors and officers of Parent and each Parent Subsidiary (or their equivalents in the case of any Parent Subsidiary that is not a corporation). Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement and any other charter documents (in each case, as applicable) of Parent and each Parent Subsidiary, in each case as currently in effect.

4.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority: (i) to execute and deliver this Agreement; and (ii) assuming the approval of the Parent Charter Amendment, the Reverse Stock Split (if applicable) and the issuance of shares of Parent Common Stock pursuant to this Agreement, in each case, by the holders of a majority of the outstanding shares of Parent Common Stock present and entitled to vote thereon at the Parent Special Meeting (or at any adjournment or postponement thereof) (the “Parent Stockholder Approval”) and the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by Parent as the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the boards of directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub (other than obtaining the Parent Stockholder Approval and the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by Parent as the sole stockholder of Merger Sub, and filing the Certificate of Merger with the Companies Registrar) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing, regardless of whether enforcement is sought in equity or at law.

4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of the Parent or any Parent Subsidiary in connection with the consummation by Parent and Merger

Sub of the transactions contemplated hereby, including the Merger, except: (i) for the filing of the Certificate of Merger as required by the ICL and (ii) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not reasonably be expected to result in a Parent Material Adverse Effect. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation of the transactions contemplated hereby, including the Merger, by Parent and Merger Sub, nor compliance by Parent and Merger Sub with all of the provisions hereof will, subject to obtaining the Parent Stockholder Approval in accordance with Applicable Law (and subject to the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by Parent as the sole stockholder of Merger Sub): (x) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company or other charter documents (in each case, as applicable) of Parent or any Parent Subsidiary; (y) violate any Applicable Law; or (z) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in any material change in or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under any of the terms, conditions or provisions of any material Parent Contract. Schedule 4.3 of the Parent Disclosure Schedule lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, including the Merger, under any material Parent Contracts.

4.4 Board Approval. The board of directors of Parent has: (a) approved an amendment to the certificate of incorporation of Parent (the “Parent Charter Amendment”) to effect, without any further action on the part of Parent or any stockholder of Parent, (i) an increase to the number of authorized shares of Parent Common Stock to a number to be determined by the Company, if necessary, (ii) a change of the name of Parent to “Microbot Medical Inc.” or any other name designated by the Company and (iii) the Reverse Stock Split; (b) approved the change of Parent’s trading symbol to a symbol chosen by the Company; (c) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated hereby, including the Merger; (d) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Parent and Parent’s stockholders; and (e) subject to Section 5.4(d), resolved to make and maintain the Parent Board Recommendation. The board of directors of Merger Sub has: (A) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated hereby, including the Merger; and (B) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Merger Sub and Parent as the sole stockholder of Merger Sub.

4.5 Capitalization.

(a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of the date hereof, there were: (i) 12,006,856 shares of Parent Common Stock outstanding; (ii) Parent Stock Options and restricted stock units to purchase an aggregate of 233,515 shares of Parent Common Stock; (iii) no shares of Parent Preferred Stock outstanding or designated; and (iv) no treasury shares. As of the date hereof, other than 6,898,841 shares of Parent Common stock reserved for issuance upon the exercise of outstanding warrants, 202,872 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 2006 Equity Incentive Plan (as amended from time to time prior to the date hereof, the “2006 Plan”), and an aggregate of 1,284,576 shares of Parent Common Stock reserved for issuance pursuant to both Parent’s 2012 Commencement Incentive Plan (as amended from time to time prior to the date hereof, the “2012 Plan”) and Parent’s 2013 Equity Incentive Plan (as amended from time to time prior to the date hereof, and together with the 2006 Plan and the 2012 Plan, the “Parent Stock Plans”), Parent has no shares of Parent Common Stock reserved for issuance.

(b) All outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, and were not issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of Applicable Law, Parent’s certificate of incorporation or bylaws or any Parent Contract. No Parent Subsidiary owns any Parent Common Stock.

(c) Schedule 4.5(c) of the Parent Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each outstanding Parent Stock Option, including with respect to each such Parent Stock Option, the holder, date of grant, exercise price, vesting schedule, expiration date, number of shares of Parent Common Stock subject thereto and an indication of the form of award pursuant to which such Parent Stock Option was granted. Except as set forth in Schedule 4.5(c) of the Parent Disclosure Schedule, there are no issued, reserved for issuance or outstanding: (i) equity interests in, other voting securities of or other ownership interests in Parent; (ii) securities of Parent convertible into or exchangeable for equity interests in, other voting securities of or other ownership interests in Parent; (iii) warrants, calls, options or other rights to acquire from Parent, or other obligations of Parent to issue, any equity interests in, other voting securities of or other ownership interests in Parent or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, other voting securities of or other ownership interests in Parent; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). The issuance of Parent Common Stock as contemplated by this Agreement will not cause any adjustment to the number of shares of Parent Common Stock issuable upon conversion or exercise of any outstanding Parent Stock Options or other convertible Parent Securities.

(d) Accurate and complete copies of each Parent Stock Plan, and of the forms of all agreements and instruments and any amendments thereto relating to or issued under each thereof, have been made available to the Company. There are no agreements to amend, modify or supplement any such agreements, instruments or forms. Each award under a Parent Stock Plan was granted in accordance with the terms of such Parent Stock Plan, and each Parent Stock Option was granted with a per share exercise price no lower than the fair market value of one (1) share of Parent Common Stock as of the grant date, as determined by the board of directors of Parent in good faith.

4.6 Compliance with Laws. Neither Parent nor any Parent Subsidiary has violated or failed to comply with any Applicable Law material to the operation of Parent’s business.

4.7 Parent SEC Documents.

(a) Since January 1, 2013, Parent has timely filed with the Securities and Exchange Commission (the “SEC”) all required forms, reports, statements, certifications, prospectuses and documents required to be filed by it with the SEC (collectively, and together with any exhibits and schedules thereto and any other information incorporated therein, the “Parent SEC Documents”). Each of the Parent SEC Documents complied as to form, when filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), in all material respects with Applicable Law, including the applicable provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and in each case, any rules and regulations promulgated thereunder, each as in effect on the date so filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing). No Parent Subsidiary is required to file any statements, reports, schedules, forms or other documents with the SEC.

(b) Accurate and complete copies of the Parent SEC Documents have been made available (including via EDGAR) to the Company. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing, or, if a registration statement, as amended or supplemented, if applicable, by a filing prior to the date of this Agreement pursuant to the Securities Act, on the date such registration statement or amendment became effective), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from SEC staff with respect to the Parent SEC Documents. To Parent’s knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation, other than any review or investigation initiated as a result of the transactions contemplated by this Agreement.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC (and such disclosure controls and procedures are effective) and all such material information is, in all material respects, made known to Parent’s principal executive officer and principal financial officer.

(d) Parent has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements, and such system of internal controls over financial report is reasonably effective. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of Parent’s board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information; and (ii) any material fraud, within the knowledge of Parent, that involves management or other employees who have a significant role in Parent’s internal controls over financing reporting. As of the date hereof, there is no reason to believe that Parent’s independent auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required. To the knowledge of Parent, neither Parent nor any of the Parent Subsidiaries nor Parent’s independent auditors have identified or been made aware of: (x) any significant deficiency or material weakness in the design or operation of Parent’s internal controls; (y) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (z) any reasonably credible claim or allegation regarding any of the foregoing.

(e) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Parent SEC Documents, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this section, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Parent is, and has at all times since January 1, 2013 been, in compliance in all material respects with the applicable listing requirements of the Exchange, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of the Exchange.

4.8 Parent Financial Statements. The consolidated financial statements for Parent and the Parent Subsidiaries as of and for the years ended December 31, 2013, 2014 and 2015 and the quarter ended June 30, 2016, in each case provided to the Company prior to the date hereof, are herein referred to as the “Parent Financial Statements” and the balance sheet of Parent as of June 30, 2016 is herein referred to as the “Parent Balance Sheet”. Each of the Parent Financial Statements (including, in each case, any related notes thereto): (i) was prepared in accordance with GAAP as in effect on the date of such Parent Financial Statements (or such other date as may be reflected in such Parent Financial Statements), in each case applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of any unaudited portion of the Parent Financial Statements, except as such unaudited portion of the Parent Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material); and (ii) fairly presented, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, consistent with the books and records of Parent and the Parent Subsidiaries (except as may be indicated in the notes thereto or, in the case of any unaudited portion of the Parent Financial Statements, except as such unaudited portion of the Parent Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material). No financial statements of any Person other than Parent and the Parent Subsidiaries actually included in the Parent Financial Statements are required by GAAP to be included in the Parent Financial Statements. Except as required by GAAP, Parent has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Parent has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the Parent Financial Statements. No current or former independent auditor for Parent has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with Parent on a matter of accounting practices.

4.9 Title to Property. Parent and the Parent Subsidiaries have good title to all of their respective material tangible properties, interests in tangible properties and tangible assets, both real and personal, reflected in the Parent Balance Sheet, and have valid leasehold interests in all material leased properties and assets, in each case free and clear of all Liens other than Permitted Liens. Schedule 4.9 of the Parent Disclosure Schedule identifies each parcel of real property owned or leased by Parent or any of the Parent Subsidiaries.

4.10 Absence of Undisclosed Liabilities. Neither Parent, nor any of the Parent Subsidiaries or the entities listed on Schedule 4.1(b) of the Parent Disclosure Schedule has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, other than: (i) liabilities identified as such in the “liabilities” column of the Parent Balance Sheet; (ii) liabilities that have been incurred by Parent since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice that, individually or in the aggregate, do not exceed $100,000; (iii) liabilities for performance of obligations under Parent Contracts; and (iv) liabilities and obligations under this Agreement and investment banking, accounting, legal and other fees incurred by Parent in connection with the negotiation, execution and delivery of this Agreement. To the knowledge of Parent, all of the accounts payable and accrued expenses of Parent and the Parent Subsidiaries, as of the date of this Agreement, are disclosed on Schedule 4.10 of the Parent Disclosure Schedules.

4.11 Absence of Changes or Events. Except as contemplated by this Agreement, since March 31, 2016: (i) there has been no Parent Material Adverse Effect; and (ii) there has not been any action or omission by Parent or any of the Parent Subsidiaries that, if taken during the Interim Period without the Company’s consent, would constitute a breach of Section 5.2.

4.12 Capital Stock of Subsidiaries. Parent is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Parent Subsidiaries and the entities listed on Schedule 4.1(b) of the Parent Disclosure Schedule. All of such shares or other equity interests have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Parent free and clear of any Lien with respect thereto, in each case other than Permitted Liens or as otherwise described on Schedule 4.12 of the Parent Disclosure Schedule. There are no proxies or voting agreements with respect to such shares or other equity interests, and there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating Parent or any of the Parent Subsidiaries to issue, transfer, sell, repurchase or redeem any shares of capital stock or other equity securities of any Parent Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares (collectively, the “Parent Subsidiary Securities”). Except as set forth on Schedule 4.1(b) of the Parent Disclosure Schedule, Parent does not directly or indirectly own any interest in any Person.

4.13 Litigation.

(a) Except as disclosed on Schedule 4.13(a) of the Parent Disclosure Schedule, there is no Action pending or, to the knowledge of Parent, threatened against Parent, any of the Parent Subsidiaries or any of their respective officers, directors and managers (in their capacities as such), or involving any of their respective assets, before any Government Authority, arbitrator or mediator. There is no Action pending or, to the knowledge of Parent, threatened which in any manner challenges, seeks to or is reasonably likely to prevent, enjoin, alter or delay the consummation of any of the transactions contemplated by this Agreement, including the Merger, or otherwise prevent or delay Parent or Merger Sub from performing its obligations hereunder.

(b) There is no outstanding Order to which Parent, any Parent Subsidiary or any of their respective assets is or was a party or by which Parent, any Parent Subsidiary or any of their respective assets is bound, the terms of which have not been satisfied by Parent or such Parent Subsidiary.

4.14 Insurance. Schedule 4.14 of the Parent Disclosure Schedule lists: (i) all insurance policies (including all workers’ compensation insurance policies) covering the business, properties or assets of Parent and the Parent Subsidiaries or any Parent Employee Benefit Plan or its fiduciaries; (ii) the premiums and coverages of such policies; (iii) all claims in excess of $100,000 made against any such policies since January 1, 2013; and (iv) all claims made against any such policies that remain open and/or unresolved as of the date of this Agreement. All such policies are in effect, and accurate and complete copies of all such policies have been made available to the Company. Parent has not received written notice of the cancellation or threat of cancellation of any of such policies.

4.15 Contracts and Commitments.

(a) Except as set forth on Schedule 4.15(a) of the Parent Disclosure Schedule, none of Parent, the Parent Subsidiaries nor any of the entities listed on Schedule 4.1(b) of the Parent Disclosure Schedule is a party to or bound by any of the following:

(i) any Contract that provides for post-employment or post-consulting liabilities or obligations, including severance pay;

(ii) any Contract under which payments or obligations will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement, including the Merger, or under which the value of the payments or obligations will be calculated on the basis of any of the transactions contemplated by this Agreement, including the Merger, whether pursuant to a change in control or otherwise;

(iii) any Contract currently in force relating to the disposition or acquisition of assets where the fair market value of such assets exceeds $100,000, in each case other than inventory sold in the ordinary course of business;

(iv) any Contract relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise or Person, excluding wholly-owned Parent Subsidiaries;

(v) any Contract for the purchase of materials, supplies, equipment or services, under which the aggregate payments made to one party or group of related parties after during the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $100,000;

(vi) any Contract relating to the guarantee (whether absolute or contingent) by Parent or any of the Parent Subsidiaries of (A) the performance of any other Person (other than Parent or a wholly-owned Parent Subsidiary) or (B) the whole or any part of the indebtedness or liabilities of any other Person (other than Parent or a wholly-owned Parent Subsidiary);

(vii) any Contract relating to the indemnification by Parent of its officers, directors, managers or agents;

(viii) any material Contract of indemnification or guaranty;

(ix) any power of attorney authorizing the incurrence of an obligation on the part of Parent or the Parent Subsidiaries;

(x) any Contract which limits or restricts (A) where Parent or any of the Parent Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which Parent or any of the Parent Subsidiaries may engage or (C) any acquisition of assets or stock (tangible or intangible) by Parent or any of the Parent Subsidiaries;

(xi) any Contract under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $100,000;

(xii) any Contract for the borrowing or lending of money, or the availability of credit (except credit extended by Parent or any of the Parent Subsidiaries to customers in the ordinary course of business and consistent with past practice);

(xiii) any Contract relating to any hedging, option (other than options granted to service providers in connection with the performance of services), derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

(xiv) any collective bargaining agreements;

(xv) any Contract relating to the employment of individuals who serve as officers of Parent or any Parent Subsidiary; or

(xvi) any Contract that would otherwise be required to be filed as an exhibit to a periodic report under the Exchange Act, as provided by Item 601 of Regulation S-K promulgated under the Exchange Act.

Each Contract of the type described in this Section 4.15(a) and in existence as of the date hereof is referred to herein as a “Parent Contract”.

(b) An accurate and complete copy of each Parent Contract (including all amendments thereto) has been made available to the Company.

(c) Neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any other party to a Parent Contract, is in material breach, violation or default under, or has received written notice that it has breached, violated or defaulted under (nor, to the knowledge of Parent, does there exist any condition under which, with the passage of time or the giving of notice or both, would reasonably be expected to cause such a breach, violation or default under), any Parent Contract material to the operation of Parent’s business.

(d) Each Parent Contract is a valid, binding and enforceable obligation of Parent and any applicable Parent Subsidiary and, to the knowledge of Parent, of the other party or parties thereto, in accordance with its terms and is in full force and effect, in each case except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

4.16 Labor Matters; Employment and Labor Contracts.

(a) Except as disclosed on Schedule 4.16(a) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is party to any union Contract or other collective bargaining agreement, nor, to the knowledge of Parent, are there any activities or proceedings of any labor union to organize any employees of Parent or any Parent Subsidiary.

(b) There is no labor strike, slowdown or stoppage pending or, to the knowledge of Parent, threatened against Parent or any of Parent Subsidiaries. No petition for certification has been filed and is pending or, to the knowledge of Parent, threatened to be filed before the National Labor Relations Board with respect to any employees of Parent or any of the Parent Subsidiaries. There are no material Actions pending or, to the knowledge of Parent, threatened between Parent or any of the Parent Subsidiaries and any of their respective employees. Except as disclosed on Schedule 4.16(b) of the Parent Disclosure Schedule, the

employment of each of the employees of Parent and each Parent Subsidiary is “at will” and neither Parent nor any Parent Subsidiary has any contractual obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. Neither Parent nor any Parent Subsidiary is currently a party to any Contract whereby it leases employees or other service providers from another Person.

(c) No current or former employee of Parent or any Parent Subsidiary is, or since January 1, 2013 has been, employed by Parent or any Parent Subsidiary outside of the United States.

4.17 Intellectual Property Rights.

(a) Schedule 4.17(a) of the Parent Disclosure Schedule accurately identifies and describes each proprietary product or service currently developed, manufactured, marketed or sold by or on behalf of Parent or any of the Parent Subsidiaries, including products or services currently designated as development candidates with a unique internal name by Parent or any of the Parent Subsidiaries.

(b) Parent has provided Company with a true, accurate, and complete (i) patent docket dated June 7, 2016 and (ii) 2016 IP budget, dated February 16, 2016, showing: Schedule 4.17(b) of the Parent Disclosure Schedule accurately identifies: (i) each item of Registered IP in which Parent or any of the Parent Subsidiaries has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest and (iv) each Parent IP that is a granted patent that in any way covers any product or service identified in Schedule 4.17(a) of the Parent Disclosure Schedule.

(c) Schedule 4.17(c) of the Parent Disclosure Schedule accurately identifies: (i) all Intellectual Property Rights or Intellectual Property licensed to Parent or any of the Parent Subsidiaries (other than any non-customized software that (x) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (y) is not incorporated into, or used directly in the development, manufacturing or distribution of, any of Parent’s or the Parent Subsidiaries’ products or services and (z) is generally available on standard terms for less than $25,000); (ii) the corresponding Contract(s) pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to Parent or the Parent Subsidiaries; and (iii) whether the license or licenses granted to Parent or the Parent Subsidiaries are exclusive or non-exclusive.

(d) Schedule 4.17(d) of the Parent Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted by Parent or any of the Parent Subsidiaries any license under, or otherwise has received or acquired any exclusive right (whether or not currently exercisable) or interest in, any Parent IP. Except as set forth on Schedule 4.17(d) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries are bound by, and no Parent IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Parent or any of the Parent Subsidiaries to use, exploit, assert or enforce any Parent IP anywhere in the world, except field and geographical restrictions in applicable licenses to Parent IP granted to Parent.

(e) Parent has provided to the Company an accurate and complete copy of each standard form of Parent IP Contract used by Parent or any of the Parent Subsidiaries at any time since January 1, 2013, including each standard form of: (i) employee agreement containing any intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement. Schedule 4.17(e) of the Parent Disclosure Schedule accurately identifies each Parent IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Company.

(f) Parent and the Parent Subsidiaries exclusively own all right, title and interest to and in Parent IP (other than Intellectual Property Rights exclusively licensed to Parent or the Parent Subsidiaries as identified in Schedule 4.17(c) of the Parent Disclosure Schedule or otherwise as identified in Schedule 4.17(b)) free and clear of any Liens (other than non-exclusive licenses granted pursuant to the Contracts listed in Schedule 4.17(d) of the Parent Disclosure Schedule and the Permitted Liens listed in Schedule 4.17(d) of the Parent Disclosure Schedule). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to perfect the rights of Parent and the Parent Subsidiaries in Parent IP have been validly executed, delivered and, if related to Registered IP, filed in a timely manner with the appropriate Government Authority, where required.

(ii) Except for Registered IP identified on Schedule 4.17(b) of the Parent Disclosure Schedule, no funding, facilities or personnel of any Government Authority were used, directly or indirectly, to develop or create, in whole or in part, any of Parent IP.

(iii) Since January 1, 2013, neither Parent nor any of the Parent Subsidiaries have assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(g) To Parent’s knowledge, all Parent IP that is Registered IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing, to Parent’s knowledge:

(i) Each U.S. patent application and U.S. patent in which Parent or any of the Parent Subsidiaries has an ownership interest or exclusive license and the right to prosecute was filed within one (1) year of a printed publication, public use or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which Parent or any of the Parent Subsidiaries has an ownership interest or exclusive license and the right to prosecute was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public.

(ii) Except as set forth on Schedule 4.17(g)(ii) of the Parent Disclosure Schedule, no trademark or trade name owned, used or applied for by Parent or any of the Parent Subsidiaries conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any trademark owned, used or applied for by or on behalf of Parent or any of the Parent Subsidiaries.

(iii) Each item of Parent IP that is Registered IP is in compliance with all legal requirements, other than any legal requirement that can be met with reasonable effort with respect to such Registered IP so as to avoid revocation, cancellation, or lapse or otherwise adversely affect its enforceability, use, or priority, and all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline.

(iv) All assignments to Parent of inventorship, authorship or ownership rights relating to Parent IP that is Registered IP are valid and enforceable.

(v) Except as set forth on Schedule 4.17(g)(v) of the Parent Disclosure Schedule, no interference, opposition, reissue, reexamination or other Action is, or since January 1, 2013 has been, pending or, to Parent’s knowledge, threatened, in which the scope, validity or enforceability of any Parent IP that is Registered IP is being or has been or is expected by Parent to be contested or challenged. To Parent’s knowledge, there is no basis for a claim that any Parent IP that is Registered IP is invalid or unenforceable.

(h) Each Person who is or was an employee or contractor of Parent or any of the Parent Subsidiaries and who is or was involved in the creation or development of any Parent IP has signed an agreement containing an assignment of Intellectual Property Rights to Parent or one of the Parent Subsidiaries. No current or former stockholder, officer, director, employee, consultant or contractor of Parent or any of the Parent Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP. To Parent’s knowledge, no employee of Parent or any of the Parent Subsidiaries is: (x) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or the Parent Subsidiaries; or (y) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality obligations. Since January 1, 2013, neither Parent nor any of the Parent Subsidiaries have assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(i) Parent and the Parent Subsidiaries have taken all reasonable steps for a company of its size and resources to maintain the confidentiality of and otherwise protect and enforce their rights in all material proprietary information that Parent or any of the Parent Subsidiaries holds, or purports to hold, as a trade secret.

(j) Neither Parent nor any of the Parent Subsidiaries are, and neither Parent nor any of the Parent Subsidiaries ever were, a contributor to any industry standards body or similar organization that could require or obligate Parent or any of the Parent Subsidiaries to grant or offer to any other Person any license or right to any Parent IP.

(k) To Parent’s knowledge, since January 1, 2013 no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Parent IP.

(l) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby, including the Merger, will, with or without notice or lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Parent IP; (ii) a breach of any license agreement listed or required to be listed in Schedule 4.17(c) of the Parent Disclosure Schedule; (iii) the release, disclosure or delivery of any Parent IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of Parent IP.

(m) To Parent’s knowledge, neither Parent nor any of the Parent Subsidiaries have infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person, including but not limited to, by the making, using, or selling of any proprietary products or services set forth in Schedule 4.17(a) of the Parent Disclosure Schedule. Without limiting the generality of the foregoing, except as set forth on Schedule 4.17(m) of the Parent Disclosure Schedule, (i) no infringement, misappropriation or similar claim or Action is pending or, to Parent’s knowledge, threatened against Parent or any of the Parent Subsidiaries or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by Parent or any of the Parent Subsidiaries with respect to such claim or Action and (ii) neither Parent nor any of the Parent Subsidiaries have ever received any written notice or other written communication (whether in electronic form or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Rights of another Person.

(n) Except as disclosed on Schedule 4.17(n) of the Parent Disclosure Schedule or pursuant to licenses for off-the-shelf software, Parent is not a party to any Contract requiring any future payment of royalties by Parent or any of the Parent Subsidiaries for the use of any Intellectual Property Rights or Intellectual Property.

(o) To Parent’s knowledge, neither Parent nor any of the Parent Subsidiaries are bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim. Neither Parent nor any of the Parent Subsidiaries have ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right.

(p) No claim or Action involving any Intellectual Property or Intellectual Property Right owned by or exclusively licensed to Parent or any of the Parent Subsidiaries is pending or, to Parent’s knowledge, has been threatened, except for any such claim or Action that, if adversely determined, would not adversely affect: (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by Parent or any of the Parent Subsidiaries; or (ii) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by or on behalf of Parent or any of the Parent Subsidiaries.

(q) The failure by Parent or any Parent Subsidiary to register, reregister, renew, extend, or reapply, or otherwise keep effective, the Parent IP, shall not give any current licensor, licensee or other third Person having an interest in any such Parent IP the right to demand penalties (cash or otherwise) from Parent or any Parent Subsidiary.

(r) With respect to all registered Parent IP that Parent has permitted to lapse, Parent has timely notified all licensees, licensors and other third Persons having a contractual right with respect to any such Parent IP, of such lapsed Parent IP.

4.18 Taxes.

(a) Parent and each of the Parent Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are accurate and complete in all material respects. Parent and each of the Parent Subsidiaries have paid (or Parent has paid on behalf of each of the Parent Subsidiaries) all Taxes due and payable as shown on such Tax Returns. No unresolved deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, against Parent or any of the Parent Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

(b) Since June 30, 2010, neither Parent nor any of the Parent Subsidiaries: (i) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return; (ii) has granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iii) has received a written inquiry from any taxing authority regarding the filing of Tax Returns in a jurisdiction where it is not presently filing Tax Returns; or (iv) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. There are no current audits of federal, state, local or foreign Tax Returns of Parent or of any of the Parent Subsidiaries by any taxing authority.

(c) Neither Parent nor any of the Parent Subsidiaries has assumed any material liability for the Taxes of another Person under any Contract which liability remains unpaid. Neither Parent nor any of the Parent Subsidiaries is bound by any Tax sharing agreement or similar arrangements (including any Tax indemnity arrangements) the principal subject of which is Taxes.

(d) There is no Lien for Taxes on any of the assets of Parent or any of the Parent Subsidiaries, except for Permitted Liens.

(e) Neither Parent nor any of the Parent Subsidiaries is party to any contract or arrangement that could, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, result, separately or in the aggregate, in the payment of any “excess parachute payment” to a “disqualified individual” for purposes of Section 280G or Section 4999 of the Code and the regulations thereunder (and any comparable provisions of state, local or foreign Tax law).

(f) Parent and each of the Parent Subsidiaries have properly withheld on all material amounts paid to employees and have paid over such amounts to the appropriate taxing authorities.

(g) Neither Parent nor any Parent Subsidiary is or has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign Tax law) other than a group the common parent of which is or was Parent.

(h) Neither Parent nor Merger Sub has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code, including, without limitation, any action or transaction that would cause the Merger to fail to satisfy the continuity of business enterprise or continuity of interest requirements set forth in Treasury Regulations Section 1.368-1(d) and 1.368-1(e), respectively.

(i) Notwithstanding any provision of this Agreement to the contrary, (i) the foregoing provisions of this Section 4.18 constitute the sole and exclusive representations and warranties by the Parent regarding Taxes, Tax Returns and other matters relating to Taxes.

4.19 Employee Benefit Plans; ERISA.

(a) Schedule 4.19(a) of the Parent Disclosure Schedule lists all: (i) “employee pension benefit plans” as defined in Section 3(2) of ERISA (“Pension Plans”); (ii) “employee welfare benefit plans” as defined in Section 3(1) of ERISA (“Welfare Plans”) whether or not subject to ERISA; (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plans; bonus, profit-sharing, change-in-control or other incentive plans; deferred compensation arrangements; severance plans; holiday or vacation plans; sabbatical programs; relocation arrangements; or any other material fringe benefit programs; and (iv) other material employee benefit or compensation plans, programs, policies or arrangements excluding any that are Parent Contracts, in each case covering employees and directors of Parent or any Parent Subsidiary that either are maintained or contributed to by Parent or any of the Parent Subsidiaries or to which Parent or any of the Parent Subsidiaries is obligated to make payments or otherwise has or may have any liability (collectively, the “Parent Employee Benefit Plans”).

(b) With respect to each Parent Employee Benefit Plan, Parent and each of the Parent Subsidiaries are in compliance with and have performed all obligations required under, in each case, in all material respects, the applicable provisions of ERISA, the Code and other Applicable Laws, and the terms of such Parent Employee Benefit Plan and each Parent Employee Benefit Plan has been administered in compliance with its terms and Applicable Laws, including ERISA and the Code.

(c) All material contributions to, and material payments from the Parent Employee Benefit Plans that are required to have been made in accordance with the Parent Employee Benefit Plans have been timely made, and timely deposits of employee contributions have been made.

(d) With respect to each Parent Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, each such Parent Employee Benefit Plan and the trusts, if any, maintained thereunder, are the subjects of a favorable determination or opinion letter from the IRS with respect to its qualification or Tax exemption, as the case may be, and no event has occurred and no condition exists with respect to the form or operation of such Parent Employee Benefit Plan that would cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code. No Parent Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has permitted investment in Parent Securities.

(e) There are no: (i) Actions pending or, to the knowledge of Parent, threatened by any Government Authority involving the Parent Employee Benefit Plans; nor (ii) Actions pending or, to the knowledge of Parent, threatened claims (other than routine claims for benefits) against any Parent Employee Benefit Plans, against the assets of any of the trusts under any Parent Employee Benefit Plans or against any fiduciary of any Parent Employee Benefit Plans or against Parent or any Parent Subsidiary with respect to such Parent Employee Benefit Plans or asserting any rights or claims to benefits under any Parent Employee Benefit Plan or against the assets of any trust under such Parent Employee Benefit Plan. To the knowledge of Parent, there are no facts which would form the basis for any Action contemplated by this Section 4.19(e).

(f) For the past six (6) years from the date hereof, none of Parent, any of the Parent Subsidiaries nor any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans maintained by Parent or any of the Parent Subsidiaries, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) except as would not create a material liability for Parent, other than one which qualifies for an applicable statutory exemption.

(g) None of Parent, any of the Parent Subsidiaries nor any of the Parent ERISA Affiliates sponsors, maintains, administers or contributes to, nor have they, in the past six (6) years from the date hereof, sponsored, maintained, administered or contributed to, or had any liability with respect to, any Pension Plan subject to Title IV of ERISA, Sections 412, 430 or 4971 of the Code or Section 302 of ERISA. No Parent Employee Benefit Plan is: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iii) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(h) With respect to each of the Parent Employee Benefit Plans, accurate and complete copies of the following documents have been made available to the Company: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Benefit Plan that is subject to ERISA and Code reporting requirements.

(i) None of the Welfare Plans maintained by Parent or any of the Parent Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and then only at the expense of the participant or the participant’s beneficiary.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Merger, will, either alone or in combination with a termination of employment: (i) entitle any current or former employee, officer, director or other service provider of Parent or any of the Parent Subsidiaries to severance pay, a change of control payment or any other payment by the Company, or Parent and any of the Parent Subsidiaries; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or other service provider, in either case pursuant to a Parent Employee Benefit Plan.

(k) Parent and each Parent Subsidiary is in compliance in all material respects with the WARN Act. In the past two (2) years: (i) neither Parent nor any Parent Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one (1) or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Parent or any of the Parent Subsidiaries; and (iii) neither Parent nor any Parent Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither Parent nor any Parent Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof or any similar event that when aggregated with enough such other events would trigger the advance notice requirements of the WARN Act.

4.20 Regulatory Matters.

(a) Parent and the Parent Subsidiaries hold all material licenses, permits, franchises, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances, and have submitted all material notices to, all Government Authorities, including all authorizations under the FDCA, the PHSA and the regulations of the FDA promulgated thereunder, and any other Government Authority that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of Parent’s current or under-development products (any such Government Authority, a “Parent Regulatory Agency”) required for the lawful operation of the businesses of Parent and the Parent Subsidiaries as presently conducted (the “Parent Permits”). All such Parent Permits are valid and in full force and effect. None of such Parent Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. Parent and the Parent Subsidiaries are the sole and exclusive owner of the Parent Permits and the associated filings and applications with the FDA or other Parent Regulatory Agency, including any biologics license application, new drug application, 510(k) submission, premarket approval, investigational new drug or investigational device exemption application, comparable regulatory application or filing made or held by or issued to Parent and the Parent Subsidiaries (collectively, the “Parent Regulatory Filings”) and hold all right, title and interest in and to all Parent Regulatory Filings free and clear of any Lien. Parent and the Parent Subsidiaries have not granted any third party any right or license to use, access or reference any of the Parent Regulatory Filings, including, without limitation, any of the know-how contained in any of the Parent Regulatory Filings or rights (including any regulatory exclusivities) associated with each such Parent Regulatory Filing.

(b) Since January 1, 2013, there has not occurred any breach or violation of, default (with or without notice or lapse of time or both) under or event giving rise to any right of termination, amendment or cancellation of (with or without notice or lapse of time or both), any Parent Permit. Parent and the Parent Subsidiaries are in compliance in all material respects with the terms of all Parent Permits, and no event has occurred and no facts or circumstances exist that, to the knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit.

(c) Since January 1, 2013, all material applications, submissions, information and data utilized by Parent or the Parent Subsidiaries as the basis for, or submitted by or, to the knowledge of Parent, on behalf of Parent or the Parent Subsidiaries in connection with, any and all requests for Parent Permits when submitted to the FDA or other Parent Regulatory Agency, were accurate and complete in all material respects as of the date of submission, and any updates, changes, corrections or modifications to such applications, submissions, information and data required under Applicable Law have been submitted to the FDA or other Parent Regulatory Agency.

(d) Since January 1, 2013, neither Parent nor any of the Parent Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Parent Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or similar policies under Applicable Law. Neither Parent’s nor any of the Parent Subsidiaries’ agents or subcontractors has been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by the FDA or any other Government Authority, and there are no proceedings pending or threatened that reasonably might be expected to result in criminal or civil liability or debarment or disqualification by the FDA or any other Government Authority.

(e) Neither Parent nor any of the Parent Subsidiaries nor, to the knowledge of Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of Parent or any of the Parent Subsidiaries has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or any similar Applicable Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(f) Since January 1, 2013, there has not been any voluntarily or involuntarily initiated, conducted, or issued recall, market withdrawal, safety alert, warning, “dear doctor” letter, market correction, or investigator notice relating to an alleged material lack of safety or efficacy of any product of Parent or product candidate of Parent.

(g) Parent is in compliance in all material respects with all Applicable Laws and any other letters, notices or guidance issued by the FDA or any Government Authority which regulate the sale of pharmaceutical products or biological, or device products in any jurisdiction. There are no pending or, to the knowledge of Parent, threatened regulatory Actions (other than non-material routine or periodic inspections or reviews) against Parent or its Subsidiaries. Since January 1, 2013 there have been no written notices, reports, warning letters, or untitled letters alleging or asserting noncompliance in any material respect with any Applicable Law relating to Parent or any Parent Subsidiary or the products or product candidates of Parent or any Parent Subsidiary or any subpoenas or investigative demands or other written inquiries that would reasonably be interpreted as raising a compliance concern sent or delivered by any Government Authority with regard to any product or any product candidate of Parent or any Parent Subsidiary.

(h) There are no ongoing manufacturing operations by Parent or by any Parent Subsidiary.

(i) Parent is and has been in compliance in all material respects with all Applicable Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Government Authority, including Adverse Experiences, Serious Adverse Events, and Serious Injuries. There have been no Serious Adverse Events or Serious Injuries associated with the use (including in clinical trials) of the products or product candidates of Parent or any Parent Subsidiary that have not been reported to the FDA in accordance with Applicable Law.

(j) To the knowledge of Parent, all studies, tests, and preclinical and clinical research being conducted by Parent and Parent Subsidiaries, and to the knowledge of Parent, on behalf of Parent and Parent Subsidiaries, were at all times, conducted incompliance in all material respects with all Applicable Laws, including, as applicable, good laboratory practice regulations set forth in 21 C.F.R. Part 58, good clinical practices, as defined or recognized by the FDA, including the ICH Tripartite Guideline for Good Clinical Practice, other applicable provisions of the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812, and comparable laws of any other Government Authority; and there are no ongoing studies, tests, or preclinical or clinical research being conducted by, or on behalf of, Parent or any Parent Subsidiary. No clinical trial conducted by Parent or any Parent Subsidiary or, to the knowledge of Parent, on behalf of Parent or any Parent Subsidiary has been terminated or suspended prior to completion for safety or non-compliance reasons, and neither the FDA nor any other Government Authority, clinical investigator or institutional review board that has or had jurisdiction over or participated in any such clinical trial has initiated, or, to the knowledge of Parent, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any such ongoing clinical trial, or to disqualify, restrict or debar any clinical investigator or other Person or entity involved in any such clinical trial.

(k) Neither Parent nor any Parent Subsidiary nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of Parent or any Parent Subsidiary is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Government Authority concerning compliance with the laws governing Federal Health Care Programs.

(l) Neither Parent nor any Parent Subsidiary nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of Parent or any Parent Subsidiary, nor, to the knowledge of the Parent, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of Parent or any Parent Subsidiary: (i) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (iv) to the knowledge of Parent, is the target or subject of any current investigation by a Government Authority relating to any Federal Health Care Program related offense; or (v) is currently charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program.

(m) To the knowledge of Parent, there are no pending or threatened filings against Parent or any Parent Subsidiary of an action relating to Parent or any Parent Subsidiary under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(n) To the knowledge of Parent, neither Parent nor any Parent Subsidiary is under investigation by any Government Authority for a violation of HIPAA or the regulations contained in 45 C.F.R. Parts 160 and 164, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations, or any comparable state or local laws. Neither Parent nor any Parent Subsidiaries are “covered entities” as that term is defined in HIPAA. Parent and the Parent Subsidiaries have been in compliance in all material respects with federal and state data breach laws.

4.21 Environmental Matters.

(a) No Hazardous Materials are present, as a result of the actions of Parent or any of the Parent Subsidiaries or, to the knowledge of Parent, as a result of any actions of any other Person, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of the Parent Subsidiaries has at any time owned, operated, occupied or leased, in each case as would result in a material violation of any Environmental Laws.

(b) Neither Parent nor any of the Parent Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed any Person to Hazardous Materials in material violation of any Environmental Law, nor has Parent or any of the Parent Subsidiaries engaged in any Hazardous Materials Activities in material violation of any Environmental Laws.

(c) No material Action is pending or, to the knowledge of Parent, threatened, concerning any Parent Permit, Hazardous Material or Hazardous Materials Activity of Parent or any of the Parent Subsidiaries. Since January 1, 2013, Parent and the Parent Subsidiaries have not received written notice that Parent or any of the Parent Subsidiaries are responsible, or potentially responsible, for the investigation, remediation, cleanup or similar action at any property presently or formerly used by Parent or any of the Parent Subsidiaries for recycling, disposal or handling of Hazardous Materials.

4.22 Proxy Statement. The Proxy Statement, at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to Parent stockholders and at the time of the Parent Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.22 will not apply to statements or omissions included in the Proxy Statement (and any amendment or supplement thereto) based upon information regarding the Company supplied to Parent in writing by the Company for use therein (it being understood that all other information in the Proxy Statement (and any amendment or supplement thereto) will be deemed to have been supplied by Parent). The Proxy Statement (and any amendment or supplement thereto) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and, subject to Section 5.4(d), the Proxy Statement will include the Parent Board Recommendation.

4.23 Finders or Brokers. Except for the entities listed on Schedule 4.23, an accurate and complete copy of each of whose engagement letters have been provided to the Company prior to the date hereof, neither Parent nor any of the Parent Subsidiaries has employed or retained any investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, including the Merger.

4.24 Takeover Statutes. Parent has taken all action necessary to exempt or exclude this Agreement and the transactions contemplated hereby, including the Merger, from all applicable Takeover Statutes. Accordingly, no Takeover Statute applies to this Agreement or the transactions contemplated hereby, including the Merger, with respect to Parent. Parent does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

4.25 Valid Issuance. The shares of Parent Common Stock to be issued as Merger Consideration pursuant to this Agreement have been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

ARTICLE V

COVENANTS

5.1 Conduct of Company Business During Interim Period. Except as contemplated or required by this Agreement or as expressly consented to in writing by Parent, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time (the “Interim Period”), the Company will: (i) conduct its operations according to its ordinary course of business; (ii) use its reasonable best efforts to preserve intact its business, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, distributors, consultants, customers and others having business relationships with it, except in each case, to the extent that the termination of any such services or relationships is in the ordinary course of business; and (iii) not take any action which would reasonably be expected to adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on Schedule 5.1 of the Company Disclosure Schedule, during the Interim Period, the Company will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:

(a) other than in the ordinary course of business or after prior written notice to Parent, (i) enter into any Contract that would have been a Company Contract were the Company a party or subject thereto on the date of this Agreement; or (ii) terminate or amend in any material respect any Company Contract or waive any material right thereunder;

(b) other than after prior written notice to Parent, adopt any new severance plan or grant any severance or termination payments to any officer or director of the Company, except payments pursuant to written agreements or policies existing on the date hereof and previously disclosed in writing to Parent or as required by applicable Israeli law;

(c) other than in the ordinary course of business, after prior written notice to Parent, or with respect to the Company Private Placement, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or other equity security or split, combine or reclassify any capital stock or other equity security or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity security;

(d) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity security, except pursuant to rights of repurchase of any such shares under the Company Equity Plan;

(e) other than with respect to the Company Private Placement, cause, permit or propose any material amendments to the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (in each case, as applicable) of the Company;

(f) other than in the ordinary course of business, sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

(g) other than in the ordinary course of business or with respect to the Company Private Placement, incur any indebtedness for borrowed money or guarantee any such indebtedness, or issue or sell any debt securities, or warrants or rights to acquire debt securities, of the Company;

(h) enter into any “keep well” or other contract to maintain any financial statement condition of any Person other than a wholly-owned Subsidiary or enter into any arrangement having the economic effect of the foregoing;

(i) [Intentionally Omitted];

(j) pay, discharge, settle, compromise or satisfy any material pending or threatened Action, claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment or discharge of liabilities or obligations of the Company with respect to amounts owed to vendors or suppliers in the ordinary course of business, (ii) settlements or compromises of Actions in the ordinary course of business, (iii) settlements or compromises involving payments by the Company not in excess of $100,000 individually, or more than $250,000 in the aggregate, and (iv) with respect to Taxes;

(k) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets, any partnership, association or joint venture, or other than with respect to the Company Private Placement, any material change in capitalization;

(l) [Intentionally Omitted];

(m) maintain its books and records in a manner other than in the ordinary course of business consistent with past practice;

(n) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency, except in the ordinary course of business;

(o) institute any material change in its accounting methods, principles or practices other than as required by GAAP or for purposes of compliance with the Exchange and the Securities Act and Exchange Act;

(p) in respect of any Taxes: (i) except as required by Applicable Law, change any material election, change any material accounting method, enter into any material closing agreement, settle any material claim or assessment or consent to any material extension or waiver of the limitation period applicable to any material claim or assessment or amend any material Tax Return; or (ii) enter into any material Tax-sharing agreement or similar arrangement (including any Tax indemnity arrangement) the principal subject of which is Taxes;

(q) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities, other than the Company Private Placement, the grant of Company Stock Options to new employees or other employees of the Company, the issuance of any shares of

Company Stock upon the exercise of Company Stock Options or existing warrants, or upon the conversion of existing convertible promissory notes; (ii) file a registration statement under the Securities Act with respect to an initial public offering of any Company Securities; or (iii) amend any term of any Company Security (whether by merger, consolidation or otherwise);

(r) enter into any agreement that, prior to the Effective Time, would limit the Company, or following the Effective Time, would limit Parent, the Surviving Corporation or any of the other Parent Subsidiaries, from engaging in any line of business, competing with any Person or selling any product or service;

(s) [Intentionally Omitted];

(t) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(u) agree or commit to do any of the foregoing.

5.2 Conduct of Parent Business During Interim Period. Except as contemplated or required by this Agreement or as expressly consented to in writing by the Company, during the Interim Period, each of Parent and the Parent Subsidiaries will: (i) timely file all required Parent SEC Documents required to be filed by it with the SEC under Applicable Law in a timely manner, with such Parent SEC Documents complying as to form, when filed, in all material respects with Applicable Law; (ii) maintain compliance in all material respects with the applicable listing requirements of the Exchange; and (iii) not take any action which would reasonably be expected to adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on Schedule 5.2 of the Parent Disclosure Schedule, during the Interim Period, Parent will not, and will not permit the Parent Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:

(a) other than in the ordinary course of business, (i) enter into any Contract that would have been a Parent Contract were Parent or any of the Parent Subsidiaries a party or subject thereto on the date of this Agreement; or (ii) terminate or amend in any material respect any Parent Contract or waive any material right thereunder;

(b) adopt any new severance plan or grant any severance or termination payments to any officer or director of Parent or any of the Parent Subsidiaries, except payments pursuant to written agreements or policies existing on the date hereof and previously disclosed in writing to the Company;

(c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or other equity security or split, combine or reclassify any capital stock or other equity security or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity security;

(d) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity security, except pursuant to rights of repurchase of any such shares under any Parent Stock Plan;

(e) cause, permit or propose any material amendments to the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (in each case, as applicable) of Parent or any of the Parent Subsidiaries;

(f) other than in the ordinary course of business, sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Parent and the Parent Subsidiaries, taken as a whole;

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness, in each case, other than in the ordinary course of business or pursuant to the secured note and corresponding security agreement entered into by Parent in connection with this Agreement (the “Debt Commitment”), or issue or sell any debt securities or warrants or rights to acquire debt securities of Parent or any Parent Subsidiary, as the case may be;

(h) enter into any “keep well” or other contract to maintain any financial statement condition of any Person other than a wholly-owned Parent Subsidiary or enter into any arrangement having the economic effect of the foregoing;

(i) adopt or amend any employee benefit or employee equity purchase or employee option plan, hire any employee or otherwise enter into any employment Contract, pay any special bonus or special remuneration to any director or employee of Parent or any Parent Subsidiary, except any such amendments required by Applicable Law, or increase the salaries or wage rates of the officers or employees of Parent or any Parent Subsidiary, except increases in the salaries or wage rates of non-officer employees in the ordinary course of business or except as required by the terms of a Parent Contract as in existence on the date hereof;

(j) pay, discharge, settle, compromise or satisfy any pending or threatened Action, claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment or discharge of liabilities or obligations of Parent with respect to amounts owed to vendors or suppliers in the ordinary course of business; (ii) settlements or compromises of Actions in the ordinary course of business, (iii) settlements or compromises involving payments by Parent or any Parent Subsidiary not in excess of $100,000 individually, or more than $250,000 in the aggregate, and (iv) with respect to Taxes;

(k) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets, equity or other securities, any material change in capitalization, or any partnership, association or joint venture;

(l) (i) purchase any insurance policy; (ii) fail to renew any insurance policy naming it as a beneficiary or a loss payee; or (iii) take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered;

(m) maintain its books and records in a manner other than in the ordinary course of business consistent with past practice;

(n) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

(o) institute any change in its accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC;

(p) in respect of any Taxes: (i) except as required by Applicable Law, change any material election, change any material accounting method, enter into any material closing agreement, settle any material claim or assessment or consent to any material extension or waiver of the limitation period applicable to any material claim or assessment or amend any material Tax Return; or (ii) enter into any material Tax-sharing agreement or similar arrangement (including any Tax indemnity arrangement) the principal subject of which is Taxes;

(q) except as expressly contemplated by this Agreement, including in connection with the Warrant Amendment, (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Parent Securities or Parent Subsidiary Securities, other than the issuance of any shares of Parent Common Stock upon the exercise of Parent Stock Options or Parent Securities existing on the date of this Agreement; or (ii) amend any term of any Parent Security or any Parent Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(r) enter into any agreement that would limit Parent, the Surviving Corporation or any of the other Parent Subsidiaries, from engaging in any line of business, competing with any Person or selling any product or service;

(s) make capital expenditures in excess of $50,000 in the aggregate or any expenditures not contemplated by the budget of Parent previously delivered to the Company and updated through the date of this Agreement;

(t) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(u) agree or commit to do any of the foregoing.

5.3 No Solicitation by the Company.

(a) Subject to Section 5.3(b) and Section 5.3(d), during the Interim Period, the Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, except as otherwise provided below: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing any non-public information relating to the Company), or knowingly induce or knowingly take any other action which would reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.3, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to knowingly facilitate or knowingly induce any effort or attempt to make or implement an Acquisition Proposal (including any Acquisition Proposal received prior to the date of this Agreement); (iii) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement, or enter into any of the foregoing; or (iv) agree, resolve or commit to do any of the foregoing. The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal. The Company shall promptly deny to any third party access to any data room (virtual or actual) containing any confidential information previously furnished to any such third party relating to any Acquisition Proposal.

(b) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to obtaining the Company Stockholder Approval, in response to an unsolicited written Acquisition Proposal that the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal (and that did not result from a violation of Section 5.3(a)), the Company may, upon a good faith determination by the board of directors of the Company (after receiving the advice of its outside counsel) that failure to take such action would be inconsistent with the Company’s board of directors’ fiduciary duties to the Company’s stockholders under Applicable Law: (x) furnish information with respect to the Company to the Person making such Acquisition Proposal (and such Person’s Representatives), provided that the Company and such Person first enter into a confidentiality agreement with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent and that would not prohibit compliance by the Company with the provisions of this Section 5.3, and provided further that all such information shall have been previously provided to Parent or is concurrently provided to Parent at the same time that it is provided to such Person; and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal.

(c) The Company shall promptly, but in no event later than forty-eight (48) hours, notify Parent in writing if any proposal, offer or inquiry is received by, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Acquisition Proposal. Such notice shall advise Parent in writing of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or other request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and the material terms of any such proposal, offer, inquiry or other request and of the status of any such discussions or negotiations relating thereto (including providing Parent with any additional written materials received relating to such proposal, offer, inquiry or other request).

(d) The board of directors of the Company shall not: (i) fail to make the Company Board Recommendation to the Company’s stockholders in accordance with Section 5.8(b); (ii) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, the Company Board Recommendation; (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to as a “Change in Company Board Recommendation”). Notwithstanding the foregoing, the board of directors of the Company may, at any time prior to obtaining the Company Stockholder Approval, take any of the actions set forth in Section 5.3(d)(i)-(ii) below, provided that prior to taking any such action, the Company complies with Section 5.3(e) of this Agreement:

(i) effect a Change in Company Board Recommendation in response to an Acquisition Proposal if the board of directors of the Company concludes in good faith: (A) after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law; and (B) after consultation with the Company’s outside counsel, that the Acquisition Proposal constitutes a Superior Proposal; and

(ii) effect a Change in Company Board Recommendation in response to an Intervening Event if the board of directors of the Company concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law.

(e) Notwithstanding anything to the contrary set forth in Section 5.3(d), the board of directors of the Company shall not be entitled to make a Change in Company Board Recommendation as contemplated by Section 5.3(d)(i) or Section 5.3(d)(ii) unless: (i) the Company shall have first provided prior written notice to Parent that it intends to take any of the foregoing actions (a “Company Notice”), which Company Notice shall, if the basis for the proposed action by the board of directors of the Company is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the board of directors of the Company is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the definitive acquisition agreement in the form to be entered into (it being understood and agreed that the delivery of such Company Notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); and (ii) Parent does not make, within three (3) business days after the receipt of such Company Notice, a proposal that would, in the good faith judgment of the board of directors of the Company (after consultation with outside counsel), cause such events, facts and circumstances to no longer form the basis for the board of directors of the Company to effect a Change in Company Board Recommendation or cause the Acquisition Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be, provided that (x) any material change in such events, facts and circumstances or any amendment to any material term of such Superior Proposal or (y) with respect to any previous Change in Company Board Recommendation, any material change in the principal stated rationale by the Company board of directors for such previous Change in Company Board Recommendation, shall, in the case of either (x) or (y), require a new Company Notice and a new three (3) business day period.

(f) Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company or the board of directors of the Company from: (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, the failure to make such disclosure would be inconsistent with the Company’s board of directors’ fiduciary duties to the Company’s stockholders under Applicable Law; provided, however, that this Section 5.3(f) shall not affect the obligations of the Company and the board of directors of the Company and the rights of Parent under Section 5.3(d) and Section 5.3(e) to the extent applicable to such disclosure (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information (other than the Company or the board of directors of the Company taking any action set forth in Section 5.3(d) and Section 5.3(e) of this Agreement) to the Company’s stockholders that is required to be made to such stockholders under Applicable Law or in satisfaction of the Company’s board of directors’ fiduciary duties under Applicable Law, shall be deemed to be a Change in Company Board Recommendation).

5.4 No Solicitation by Parent.

(a) Subject to Section 5.4(b) and Section 5.4(d), during the Interim Period, Parent shall not, nor shall it authorize or permit any of the Parent Subsidiaries or any of its or their respective Representatives to, directly or indirectly, except as otherwise provided below: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing any non-public information relating to Parent or any Parent Subsidiary), or knowingly induce or knowingly take any other action which would reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to knowingly facilitate or knowingly induce any effort or attempt to make or implement an Acquisition Proposal (including any Acquisition Proposal received prior to the date of this Agreement); (iii) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring Parent to abandon or terminate its obligations under this Agreement, or enter into any of the foregoing; or (iv) agree, resolve or commit to do any of the foregoing. Parent shall, and shall cause the Parent Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal. Parent shall promptly deny to any third party access to any data room (virtual or actual) containing any confidential information previously furnished to any such third party relating to any Acquisition Proposal.

(b) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the Parent Stockholder Approval, in response to an unsolicited written Acquisition Proposal that the board of directors of Parent determines in good faith (after consultation with its outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal (and that did not result from a violation of Section 5.4(a)), Parent may, upon a good faith determination by the board of directors of Parent (after receiving the advice of its outside counsel) that failure to take such action would be inconsistent with the Parent’s board of directors’ fiduciary duties to Parent’s stockholders under Applicable Law: (x) furnish information with respect to Parent to the Person making such Acquisition Proposal (and such Person’s Representatives), provided that Parent and such Person first enter into a confidentiality agreement with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to the Company and that would not prohibit compliance by Parent with the provisions of this Section 5.4, and provided further that all such information shall have been previously provided to the Company or is concurrently provided to the Company at the same time that it is provided to such Person; and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal.

(c) Parent shall promptly, but in no event later than forty-eight (48) hours, notify the Company in writing if any proposal, offer or inquiry is received by, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Acquisition Proposal. Such notice shall advise the Company in writing of Parent’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person and shall, in any such notice to the Company, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or other request), and thereafter shall promptly keep the Company informed of all material developments affecting the status and the material terms of any such proposal, offer, inquiry or other request and of the status of any such discussions or negotiations relating thereto (including providing the Company with any additional written materials received relating to such proposal, offer, inquiry or other request).

(d) The board of directors of Parent shall not: (i) fail to make the Parent Board Recommendation to Parent’s stockholders in accordance with Section 5.7(b); (ii) withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, the Parent Board Recommendation; (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to as a “Change in Parent Board Recommendation”). Notwithstanding the foregoing, the board of directors of Parent may, at any time prior to obtaining the Parent Stockholder Approval, take any of the actions set forth in Section 5.4(d)(i)-(ii) below, provided that prior to taking any such action, Parent complies with Section 5.4(e) of this Agreement:

(i) effect a Change in Parent Board Recommendation in response to an Acquisition Proposal if the board of directors of Parent concludes in good faith: (A) after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Parent’s stockholders under Applicable Law; and (B) after consultation with Parent’s financial advisor and outside counsel, that the Acquisition Proposal constitutes a Superior Proposal; and

(ii) effect a Change in Parent Board Recommendation in response to an Intervening Event if the board of directors of Parent concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Parent’s stockholders under Applicable Law.

(e) Notwithstanding anything to the contrary set forth in Section 5.4(d), the board of directors of Parent shall not be entitled to make a Change in Parent Board Recommendation as contemplated by Section 5.4(d)(i) or Section 5.4(d)(ii) unless: (i) Parent shall have first provided prior written notice to the Company that it intends to take any of the foregoing actions (a “Parent Notice”), which Parent Notice shall, if the basis for the proposed action by the board of directors of Parent is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the board of directors of Parent is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the definitive acquisition agreement in the form to be entered into (it being understood and agreed that the delivery of such Parent Notice shall not, in and of itself, be deemed to be a Change in Parent Board Recommendation); and (ii) the Company does not make, within three (3) business days after the receipt of such Parent Notice, a proposal that would, in the good faith judgment of the board of directors of Parent (after consultation with outside counsel), cause such events, facts and circumstances to no longer form the basis for the board of directors of Parent to effect a Change in Parent Board Recommendation or cause the Acquisition Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be, provided that (x) any material change in such events, facts and circumstances or any amendment to any material term of such Superior Proposal or (y) with respect to any previous Change in Parent Board Recommendation, any material change in the principal stated rationale by the Parent board of directors for such previous Change in Parent Board Recommendation, shall, in the case of either (x) or (y), require a new Parent Notice and a new three (3) business day period.

(f) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit Parent or the board of directors of Parent from: (i) taking and disclosing to Parent’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to Parent’s stockholders if, in the good faith judgment of the board of directors of Parent, after consultation with outside counsel, the failure to make such disclosure would be inconsistent with the Parent’s board of directors’ fiduciary duties to Parent’s stockholders under Applicable Law; provided, however, that this Section 5.4(f) shall not affect the obligations of Parent and the board of directors of Parent and the rights of the Company under Section 5.4(d) and Section 5.4(e) to the extent applicable to such disclosure (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information (other than Parent or the board of directors of Parent taking any action set forth in Section 5.4(d) and Section 5.4(e) of this Agreement) to Parent’s stockholders that is required to be made to such stockholders under Applicable Law or in satisfaction of the Parent’s board of directors’ fiduciary duties under Applicable Law, shall be deemed to be a Change in Parent Board Recommendation).

5.5 Access to Information. During the Interim Period, each of Parent and the Company shall, and shall cause its respective Representatives to, upon reasonable notice and request: (i) furnish to each other and each other’s Representatives reasonable access during normal business hours to its offices, properties, personnel, books and records; and (ii) furnish to each other and each other’s Representatives such financial and operating data and other information as may be reasonably requested, including reports to the Company and its designated Representatives regarding the use of Parent’s cash funds prior to the Closing Date. Any investigation pursuant to this Section 5.5 shall be conducted in a manner so as not to interfere unreasonably with the conduct of the business of Parent or the Parent Subsidiaries or the Company. In addition, nothing contained in this Section 5.5 shall require Parent or the Parent Subsidiaries or the Company to take any action that would, in the good faith judgment of Parent or the Company, as applicable, constitute a waiver of the attorney-client or similar privilege or trade secret protection held by Parent or the Parent Subsidiaries or the Company, as applicable, or violate confidentiality obligations owing to third parties; provided, however, that each of Parent and the Company shall make a good faith effort to accommodate any reasonable request from the other for access or information pursuant to this Section 5.5 in a manner that does not result in such a waiver or violation. All information furnished pursuant to this Section 5.5 shall be subject to that certain Mutual Confidential Disclosure Agreement, dated as of June 8, 2016, with Parent and the other signatory thereto (the “Investor”), which is also applicable to and binding upon Company pursuant to the Letter of Intent between Parent, Company and the Investor named therein, dated July 27, 2016 (the “Confidentiality Agreement”).

5.6 Parent Proxy Statement; Related Matters.

(a) Following the date hereof, as soon as reasonably practicable, Parent shall prepare and file with the SEC the Proxy Statement (which Proxy Statement shall comply with the rules and regulations promulgated by the SEC). In connection with the foregoing, each party shall promptly notify the other of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other party copies of all correspondence between such party and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and its Representatives will be given a reasonable opportunity to be involved in the drafting of the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC. Parent and the Company shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. Each of Parent and the Company shall promptly furnish to each other all information, and take all such other actions (including using its reasonable best efforts to obtain any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.6(a). Whenever any party hereto learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Proxy Statement pursuant to Applicable Law, such party shall promptly inform the other of such event or fact and comply with all of its obligations pursuant to this Section 5.6(a) relating to effecting such amendment or supplement to the Proxy Statement.

5.7 Parent Special Meeting; Parent Board Recommendation.

(a) Following the date hereof, Parent will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold as promptly as practicable a special meeting of Parent’s stockholders (the “Parent Special Meeting”) to seek the Parent Stockholder Approval, including mailing the Proxy Statement to its stockholders as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC. Parent’s obligation to call, convene and hold the Parent Special Meeting shall not be affected by a Change in Parent Board Recommendation, unless the Agreement is terminated pursuant to ARTICLE VIII. Parent, subject to Section 5.4, will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement, and will take all other action reasonably necessary or advisable to obtain the Parent Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement (as determined by Parent in good faith and upon the advice of outside counsel) is provided to Parent’s stockholders a reasonable time in advance of the Parent Special Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Parent Special Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Parent Common Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Parent Special Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

(b) To the extent reasonably necessary to comply with applicable listing criteria of the Exchange or otherwise to permit the issuance of the Merger Consideration hereunder (either alone or in conjunction with the Parent Charter Amendment to increase the authorized shares of Parent Common Stock), Parent will submit to the holders of Parent Common Stock at the Parent Special Meeting a proposal to approve a reverse stock split of Parent Common Stock whereby each share of Parent Common Stock issued and outstanding immediately prior to the filing of such amendment to the certificate of incorporation of Parent shall be converted into and become a number of fully paid and nonassessable shares of Parent Common Stock, with such at a reverse stock split ratio in the range mutually agreed to by the Company and Parent (the “Reverse Stock Split”).

(c) Except as permitted by Section 5.4: (i) the board of directors of Parent shall recommend that Parent’s stockholders vote in favor of (A) the Parent Charter Amendment, (B) the Reverse Stock Split, as applicable, and (C) the issuance of shares of Parent Common Stock pursuant to this Agreement at the Parent Special Meeting (or any adjournment or postponement thereof) (the “Parent Board Recommendation”); and (ii) the Proxy Statement shall include the Parent Board Recommendation.

5.8 Company Special Meeting; Company Board Recommendation.

(a) Following the date hereof, the Company will take all action necessary in accordance with the ICL and its articles of association to duly call, give notice of, convene and hold as promptly as practicable a special meeting of the Company’s stockholders (the “Company

Special Meeting”) to seek the Company Stockholder Approval, including mailing any applicable materials to its stockholders as promptly as reasonably practicable. Alternatively, in accordance with the ICL and its articles of association, the Company may seek the Company Stockholder Approval by written consent (the “Written Consent”). The Company’s obligation to call, convene and hold the Company Special Meeting shall not be affected by a Change in Company Board Recommendation, unless the Agreement is terminated pursuant to ARTICLE VIII. The Company, subject to Section 5.3, will use its reasonable best efforts to solicit from its stockholders proxies or Written Consent in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and will take all other action necessary or advisable to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the information provided to the Company’s stockholders (as determined by the Company in good faith and upon the advice of outside counsel) is provided to the Company’s stockholders a reasonable time in advance of the Company Special Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Company Special Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Company Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Company Special Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

(b) Except as permitted by Section 5.3: (i) the board of directors of the Company shall recommend that the Company’s stockholders vote in favor of (A) the adoption of this Agreement and (B) the approval of the transactions contemplated by this Agreement, including the Merger, at the Parent Special Meeting (or any adjournment or postponement thereof) or by Written Consent (the “Company Board Recommendation”); and (ii) the Proxy Statement shall include the Company Board Recommendation.

5.9 Reasonable Best Efforts.

(a) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall as promptly as practicable following the date of this Agreement use its reasonable best efforts to obtain and maintain in connection with the transactions contemplated by this Agreement, including the Merger, all approvals, consents, registrations, permits, authorizations and other confirmations of all Government Authorities, which, if not obtained, would result in a Parent Material Adverse Effect or Company Material Adverse Effect, as applicable or would result in the failure to satisfy the conditions set forth in Articles VI and VII.

(b) Each of Parent, Merger Sub and the Company shall: (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any Applicable Laws or requested to be made by any Government Authority in connection with the transactions contemplated by this Agreement, including the Merger; (ii) supply the other or its Representatives with any material information that may be required or requested by any Government Authority in connection with such filings or submissions; and (iii) use their reasonable best efforts to offer to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including the Merger, including by taking all such actions and doing all such things necessary to resolve such objections, if any, as any Government Authority or Person may assert under any Applicable Laws and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Government Authority so as to enable the transactions contemplated hereby, including the Merger, to be consummated as soon as expeditiously possible. In furtherance of the foregoing, the Company shall as promptly as practicable following the date of this Agreement take all actions and provide all requisite documents and notifications relating to this Agreement and the transactions contemplated hereby, including the Merger, as is required to obtain approval for the consummation of the transactions contemplated by this Agreement, including the Merger, from the Office of the Chief Scientist at the Israeli Ministry of Economy.

(c) Each of the Parent, Merger Sub and the Company shall use reasonable best efforts to structure the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. Both prior to and after the Effective Time, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed, in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(d) Parent shall use reasonable best efforts to initiate and process the liquidation or transfer the assets of, pay or satisfy all obligations and other liabilities of, and dissolve, Stem Cells Sciences Holdings Limited and Stem Cell Sciences (UK) Limited, it being understood that the completion of the liquidation of such entities will not be complete prior to the Closing as a result of waiting periods required under Applicable Law and accordingly will not be a condition to the Closing.

5.10 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to any of the transactions contemplated hereby, including the Merger, Parent, Merger Sub and the Company agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except to the extent that Parent, Merger Sub or the Company, as the case may be, is advised by outside counsel that such public statement is required by Applicable Law.

5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or nonoccurrence of any event which would be likely to cause the failure of either of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be met as of any time during the Interim Period; (ii) the Company’s receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, including the Merger (unless such consent has been previously identified on Schedule 3.3 of the Company Disclosure Schedule); or (iii) the existence of any facts or circumstances that would reasonably be expected to result in a Company Material Adverse Effect. Parent shall give prompt notice to the Company of: (x) the occurrence or nonoccurrence of any event which would be likely to cause the failure of either of the conditions set forth in Section 7.1(a) or Section 7.1(b) to be met as of any time during the Interim Period; (y) Parent’s or any Parent Subsidiary’s receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, including the Merger (unless such consent has been previously identified on Schedule 4.3 of the Parent Disclosure Schedule); or (z) the existence of any facts or circumstances that would reasonably be expected to result in a Parent Material Adverse Effect. The delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor be deemed to have amended any of the disclosures set forth in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development. No disclosure after the date of this Agreement of the untruth of any representation and warranty made in this Agreement will operate as a cure of any breach of the failure to disclose the information, or of any untrue representation or warranty made herein.

5.12 Indemnification of Parent Directors and Officers.

(a) From and after the Effective Time, Parent shall continue to indemnify and hold harmless each present and former director or officer of Parent or any Parent Subsidiary (each, together with such Person’s heirs, executors or administrators, a “Parent Indemnified Person”) against any Damages incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or any Action instituted by any Parent Indemnified Person to enforce this Section 5.12 or any other indemnification or advancement right of such Parent Indemnified Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Parent is currently permitted to indemnify such Parent Indemnified Person under Applicable Law and under its certificate of incorporation and bylaws as in effect on the date of this Agreement (including the advancing of expenses to the fullest extent permitted under Applicable Law).

(b) Parent shall not enter into any Contract relating to the indemnification of the officers or directors of Parent or any Parent Subsidiary, or of any other Person, during the Interim Period without the prior written consent of the Company, which may be withheld in its reasonable discretion, it being understood that any such agreements will not expand the rights of Parent’s officers or directors or impose new obligations, costs or expenses on the Surviving Corporation or on Parent post-Closing beyond what is provided for or contemplated in this Section 5.12.

(c) Prior to the Effective Time, Parent shall purchase, and for a period of six (6) years following the Effective Time Parent shall continue in effect, a directors’ and officers’ liability “tail” insurance policy or policies covering the Parent Indemnified Persons for events occurring at or prior to the Effective Time, which insurance shall be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the Parent Indemnified Persons than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by Parent as of the date of this Agreement.

(d) The rights of each Parent Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Parent Indemnified Person may have under the certificate of incorporation and bylaws of Parent or any other similar organizational documents of Parent or any of its Subsidiaries, any other indemnification agreement or arrangement, the DGCL or otherwise. This Section 5.12 shall survive the consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, the Parent Indemnified Persons, their heirs and personal representatives, shall be binding on Parent, the Surviving Corporation and their successors and assigns and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Parent Indemnified Persons. In the event that Parent, the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) are obligated to honor the indemnification obligations set forth in this Section 5.12. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent or any of the Parent Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to, or in substitution for, any such claims under any such policies.

5.13 [Intentionally Omitted.]

5.14 Composition of Parent Board, Management.

(a) Parent shall take all actions necessary to ensure that, effective as of immediately following the Effective Time, Parent’s existing Board of directors shall resign and the replacement board of directors shall consist of the members designated by the Company in writing within five (5) business days of the date of this Agreement, each to hold office from and after the Effective Time until the earliest of the appointment of his respective successor, his resignation or his proper removal. To the extent required by Applicable Law, Parent shall file and distribute a Schedule 14F prior to the Closing Date to permit such members to so hold office from the Effective Time.

(b) Parent shall take all actions necessary to ensure that, effective as of immediately following the Effective Time, Parent’s remaining employees and officers shall resign and the replacement executive officers of Parent shall consist of the members designated by the Company in writing within five (5) business days of the date of this Agreement, each to hold office from and after the Effective Time until the earliest of the appointment of his respective successor, his resignation or his proper removal.

5.15 Parent Consent as Sole Stockholder of Merger Sub. Parent shall deliver to the Company within two (2) business days of the date of this Agreement evidence of its approval, as the sole stockholder of Merger Sub, of the adoption of this Agreement and of the transactions contemplated hereby, including the Merger.

5.16 Exchange Listing.

(a) Parent shall promptly, and in any event within five (5) business days after the filing of the preliminary Proxy Statement, contact the Exchange to determine the requirements for the shares of Parent Common Stock to be listed on the Exchange at and after the Effective Time. Parent shall use its reasonable best efforts to (a) cause the shares of Parent Common Stock to be approved, at or prior to the Effective Time, for listing (subject only to notice of issuance) on the Exchange at and after the Effective Time, including paying any required fees and submitting any listing application and listing agreement, if any, required by the Exchange at least 60 days prior to the Effective Time, and (b) change the trading symbol of Parent to a symbol chosen by the Company, effective at, or as soon as practicable after, the Effective Time.

(b) Parent shall use its best efforts to do all things necessary or advisable to continue the listing of Parent Common Stock on the Exchange, and shall promptly provide the Company with true, correct and complete copies of any and all correspondences with and to the Exchange. Any responses by Parent with respect to any communication by the Exchange shall be provided to the Exchange only after providing the Company with reasonable opportunity to provide advice and input in respect of such response.

5.17 Takeover Statutes. At all times prior to the Effective Time, each of Parent and the Company shall: (i) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger; and (ii) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated hereby, including the Merger.

5.18 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

5.19 Stockholder Litigation. Parent shall give the Company the opportunity to participate in, and if the Company so elects, Parent and the Company shall reasonably cooperate with respect to, the defense or settlement of any stockholder litigation against Parent and/or its directors or executive officers relating to the Merger, this Agreement or any transaction contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement, and Parent shall not settle or offer to settle any such litigation without the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed.

5.20 No Control. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct Parent’s or any Parent Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, Parent will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Parent Subsidiaries’ respective operations.

5.21 Parent Charter Amendment. Immediately prior to the Effective Time, and subject to obtaining the Parent Stockholder Approval, Parent shall file with the Secretary of State of the State of Delaware the Parent Charter Amendment.

5.22 Net Cash Position.

(a) Parent shall prepare and deliver (such date of delivery, the “Cash Determination Date”) to the Company ten (10) business days prior to the anticipated Closing (the “Anticipated Closing Date”), a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, the Net Cash of Parent as of the Cash Determination Date and Parent’s good faith estimate of Net Cash to be held by Parent as of the Closing, together with the work papers and back-up materials used in preparing such Net Cash Schedule. After delivery of the Net Cash Schedule by Parent, the Company shall have an opportunity to review the Net Cash Schedule and Parent shall provide the Company and its Representatives with access to the books and records, books of account, accountant’s work papers, and personnel and accountants of Parent and shall cause the employees, accountants and other Representatives of Parent to cooperate with the Company and its Representatives at reasonable times and upon reasonable notice in connection with their review of such documents and information. Neither delivery of the Net Cash Schedule nor any review thereof (or failure to review) by the Company or its Representatives shall be deemed to be a waiver of the conditions set forth in Section 7.1(d).

(b) Within five (5) business days after Parent delivers the Net Cash Schedule (a “Response Date”), the Company will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to Parent setting forth in reasonable detail any item in the Net Cash Schedule that the Company believes is not correct (a “Dispute Notice”).

(c) If on or prior to the Response Date, (i) the Company notifies Parent in writing that it has no objections to the Net Cash Schedule, or (ii) the Company fails to deliver a Dispute Notice as provided in Section 5.22(b), then the Net Cash Schedule will be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Date for purposes of this Agreement, and Parent will not be required to determine the Net Cash again provided that the Closing Date occurs no later than ten (10) business days after the Cash Determination Date unless additional liabilities have accrued between the Cash Determination Date and the Closing Date, in which case Parent will be required to determine the Net Cash again prior to the Closing Date taking into account such additional liabilities and submit a new Net Cash Schedule pursuant to Section 5.22(a).

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Parent and the Company will promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Net Cash, which agreed upon amount will be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Date for purposes of this Agreement.

(e) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of the Net Cash at the Cash Determination Date pursuant to Section 5.22(d) within three (3) business days after delivery of the Dispute Notice (or such other period as Parent and Company may mutually agree upon), then the Company may pursue any available remedy under this Agreement, including (without limiting Parent’s rights and remedies under this Agreement) asserting that the closing condition set forth in Section 7.1(d) has not been satisfied or asserting that it may terminate this Agreement pursuant to Section 8.1(g).

5.23 Treatment of Parent Warrants. Promptly following the date of this Agreement, Parent will use reasonable best efforts to enter into agreements or other Contracts by no later than August 18, 2016 with certain of the institutional holders holding Parent’s outstanding and unexercised warrants providing for the surrender or amendment of such warrants, together with such other terms and conditions as may be agreed upon between Parent and the Company (the “Warrant Amendment”).

5.24 Validity of Private Placement for Merger Shares. In connection with the solicitation of the Company Stockholder Approval, the Company shall deliver to any individual or entity listed on Schedule 5.29 and each holder of Company Stock or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Stock or any other equity security of the Company, a standard form of accredited investor questionnaire. In reliance on such accredited investor questionnaires, Parent and the Company shall take such action as reasonably necessary to ensure that the issuance of shares of Parent Common Stock in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” laws.

5.25 [Intentionally Omitted].

5.26 Company Private Placement. The Company shall conduct one or more private capital raises prior to the Closing, to effect the Company Private Placement.

5.27 Employee Waiver and Release. Parent shall use its reasonable best efforts to obtain duly executed and delivered waiver and release agreements, in form and substance reasonable acceptable to the Company, with the employees of Parent and of Parent Subsidiaries, all of whom are listed on Schedule 5.27 of the Parent Disclosure Schedule.

5.28 Unaudited Financial Statements. The Company shall revise and update its Unaudited Financial Statements within 14 (fourteen) days of the date of this Agreement, so the Unaudited Financial Statements are prepared in accordance with GAAP.

5.29 Additional Equity Obligations. At Closing, Parent shall issue to the consultants listed on Schedule 5.29 of the Parent Disclosure Schedule the number of shares of Parent Common Stock (or other securities as agreed to in writing by such consultant and the parties hereto) set forth opposite such consultant’s name representing, in the aggregate, 20% of Parent’s post-Closing capitalization on the Closing Date (on a fully diluted basis calculated on the same basis as Parent Fully Diluted Stock).

5.30 Parent IP. Subject to Section 4.17(q), it is acknowledged and agreed by the parties hereto that nothing in this Agreement requires or obligates Parent, the Surviving Corporation or any surviving Parent Subsidiary, to preserve intact, maintain in good standing or existence, or maintain the registration of, any Parent IP at any time.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

6.1 Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained at the Parent Special Meeting (or at any adjournment or postponement thereof).

6.2 Company Stockholder Approval. The Company Stockholder Approval shall have been obtained at the Company Special Meeting (or at any adjournment or postponement thereof).

6.3 Statute or Decree. No Applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Government Authority, which remains in effect and which prohibits the consummation of the Merger or otherwise makes the Merger illegal.

6.4 Listing of Shares. The Parent Common Stock shall be listed on the Exchange and shall have been approved for listing (subject only to notice of issuance) on the Exchange under a symbol chosen by the Company, effective at the Effective Time.

6.5 Exchange Act Registration. Parent shall be registered under Section 12(b) of the Exchange Act.

6.6 OCS Approval. The Company shall have obtained the approval of the transactions contemplated by this Agreement, including the Merger, of the Office of Chief Scientist at the Israeli Ministry of Economy.

ARTICLE VII

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

7.1 Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV (other than those representations and warranties specifically set forth in clause “(ii)” below) shall be true and correct at and as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially”, “Parent Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.5 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time; and (iii) the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2, clause “(i)” of Section 4.11, Section 4.23 and Section 4.24 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time.

(b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date, disregarding the agreements and obligations set forth in Section 5.23.

(c) There shall not have occurred and be continuing any Parent Material Adverse Effect between the date of this Agreement and the Closing Date.

(d) The Net Cash of Parent at the Closing shall not be less than zero.

(e) Parent shall have furnished to the Company a certificate executed by its principal executive officer to evidence compliance with the conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.1(c) and Section 7.1(d) of this Agreement.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a) (i) The representations and warranties of the Company set forth in ARTICLE III (other than those representations and warranties specifically set forth in clause “(ii)” below) shall be true and correct at and as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially”, “Company Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties set forth in Section 3.5 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time; and (iii) the representations and warranties set forth in Section 3.1, Section 3.2, clause “(i)” of Section 3.10, Section 3.22 and Section 3.23 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time.

(b) The Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) There shall not have occurred and be continuing any Company Material Adverse Effect between the date of this Agreement and the Closing Date.

(d) The Company Private Placement shall have been consummated.

(e) The Company shall have furnished to Parent a certificate executed by its principal executive officer to evidence compliance with the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval or Company Stockholder Approval is obtained (except as otherwise set forth below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by November 15, 2016 (the “Outside Date”); provided however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by Parent or the Company if any Applicable Law irrevocably prohibits or makes the Merger illegal, or if an Order has been entered by a Government Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such Order has become final and non-appealable, provided in each case that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) has performed its obligations under Section 5.9 to resist, resolve or remove such Applicable Law or Order;

(d) by Parent or the Company if the Parent Special Meeting shall have been held and completed (including any adjournments or postponements thereof), Parent’s stockholders shall have taken a final vote on a proposal to approve (i) the Parent Charter Amendment, (ii) the Reverse Stock Split, if applicable, and (iii) the issuance of shares of Parent Common Stock pursuant to this Agreement, and the Parent Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Parent Stockholder Approval is attributable to a failure on the part of such party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time pursuant to this Agreement;

(e) by Parent or the Company if the Company Special Meeting shall have been held and completed (including any adjournments or postponements thereof), the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, and the Company Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to obtain the Company Stockholder Approval is attributable to a failure on the part of such party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time pursuant to this Agreement;

(f) by Parent, upon a breach of any representation, warranty, covenant or obligation on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such breach by the Company or inaccuracy in the Company’s representations and warranties cannot be cured by the Company or, if capable of being cured, shall not have been cured by the Company, in each case within thirty (30) days following receipt by the Company of written notice of such breach or inaccuracy from Parent (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such proposed termination);

(g) by the Company, upon a breach of any representation, warranty, covenant or obligation on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such breach by Parent or Merger Sub or inaccuracy in Parent’s or Merger Sub’s representations and warranties cannot be cured by Parent or Merger Sub or, if capable of being cured, shall not have been cured by Parent or Merger Sub, in each case within thirty (30) days following receipt by Parent of written notice of such breach or inaccuracy from the Company (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such proposed termination);

(h) by the Company if, prior to obtaining the Parent Stockholder Approval, the board of directors of Parent has (i) effected any Change in Parent Board Recommendation; (ii) failed to publicly reaffirm the Parent Board Recommendation within two (2) business days of the Company’s request; or (iii) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act;

(i) by the Company if Parent, after receiving an Acquisition Proposal, shall have materially violated or breached any of its obligations under Section 5.4(b) with respect to such Acquisition Proposal;

(j) by the Company prior to August 19, 2016 if holders of at least 80 percent of the outstanding Series B Warrants issued on March 14, 2016 have not agreed to the Warrant Amendment by August 18, 2016 (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(j) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such proposed termination);

(k) by Parent if, prior to obtaining the Company Stockholder Approval, the board of directors of the Company has (i) effected any Change in Company Board Recommendation; (ii) failed to publicly reaffirm the Company Board Recommendation within two (2) business days of Parent’s request; or (iii) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act;

(l) by Parent if the Company, after receiving an Acquisition Proposal, shall have materially violated or breached any of its obligations under Section 5.3(b) with respect to such Acquisition Proposal; or

(m) automatically without action of either of the parties hereto if Investor has not funded the initial $2.0 million pursuant to the Debt Commitment within one (1) business day of the date of this Agreement.

8.2 Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the valid termination of this Agreement as provided in Section 8.1, except as set forth in this Section 8.2 or in Section 8.3, each of which shall survive the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto other than liability for any breach of this Agreement occurring prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the Merger, shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE IX

MISCELLANEOUS

9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, and (b) this ARTICLE IX.

9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by the written agreement of Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after either the Parent Stockholder Approval or the Company Stockholder Approval is obtained there shall be no amendment or waiver that, pursuant to Applicable Law, requires further Parent Stockholder Approval or Company Stockholder Approval, as applicable, without the receipt of such further Parent Stockholder Approval or Company Stockholder Approval, as applicable.

9.3 Waiver of Compliance; Consents. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be deemed effective when given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

9.4 Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been effectively given: (i) upon personal delivery to the recipient; (ii) by email; provided, that the email is confirmed by the means described in clauses (i), (ii) or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the following addresses:

if to Parent or Merger Sub, to:	StemCells, Inc.
39899 Balentine Drive, Suite 200
Newark, CA 94560 Attention: General Counsel
Email: Ken.Stratton@stemcellsinc.com

with a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Marko Zatylny
Email: Marko.Zatylny@ropesgray.com

if to the Company, to:	Microbot Medical Ltd.
5 Hamada St.
Yokneam 2069204, Israel
Attention: Harel Gadot
Email: Harel@microbotmedical.com

with copies to:	Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
East Tower, 15th Floor
Uniondale, NY 11556
Attention: Stephen E. Fox
Email: sfox@rmfpc.com
and
Mintz, Levin, Cohn, Ferris, Glovsky
and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: John R. Pomerance, Esq.
Email: JPomerance@mintz.com

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 9.4.

9.5 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than: (i) the parties hereto; and (ii) the Parent Indemnified Persons only after the Effective Time and only with respect to Section 5.12.

9.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, and, with respect to the Merger, the laws of the State of Israel, without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

9.7 Specific Enforcement; Consent to Jurisdiction. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations pursuant to this Agreement in accordance with its specified terms or otherwise breach such terms. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that: (i) any party has an adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. In addition, each of the parties hereto: (x) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any state court located in the State of Delaware in the event that any dispute arises out of this Agreement or the transactions contemplated hereby, including the Merger; (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (z) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby, including the Merger, in any court other than a federal court located in the State of Delaware or a state court located in the State of Delaware.

9.8 Exclusive Remedy. The sole and exclusive remedy of each party hereto in the event of a breach of any representation or warranty set forth in this Agreement by another party hereto shall be: (i) termination of this Agreement in accordance with ARTICLE VIII; or (ii) the remedies set forth in Section 9.7.

9.9 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include masculine and feminine genders.

(b) When calculating the time period before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in calculating such period will be excluded (for example, if an action is to be taken within two (2) days of a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday). If the last day of such period is a non-business day, the period in question will end on the next succeeding business day.

(c) As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”.

(d) Except as otherwise expressly indicated, all references in this Agreement to a “Section”, “Article”, “Preamble”, “Recitals” or “Exhibit” are intended to refer to a Section, Article, the Preamble, the Recitals or an Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable.

(e) As used in this Agreement, the terms “hereof”, “hereunder”, “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision, Section, Exhibit or Schedule of this Agreement.

(f) Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties hereto. Consequently, this Agreement will be interpreted without reference to any rule or precept of Applicable Law that states that any ambiguity in a document be construed against the drafter.

(g) Any reference in this Agreement to “$” or “dollars” will mean U.S. dollars.

(h) All references to any section of any law include any amendment of, and/or successor to, that section.

(i) The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(j) All terms defined in this Agreement shall have such defined meanings when used in the Parent Disclosure Schedule or Company Disclosure Schedule or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

9.12 Entire Agreement. This Agreement and the Confidentiality Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Parent Disclosure Schedule and the Company Disclosure Schedule), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE MERGER.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

STEMCELLS, INC.

By:

C&RD ISRAEL LTD.

By:

MICROBOT MEDICAL LTD.

By:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by a party to this Agreement) contemplating or otherwise relating to any transaction or series of related transactions involving any:

(a) merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of voting securities of the Subject Company; or (ii) the Subject Company issues securities representing more than 15% of the outstanding shares of any class of voting securities of the Subject Company;

(b) sale, lease, exchange, transfer, acquisition or disposition of any assets that constitute or account for: (i) 15% or more of the consolidated net revenues of the Subject Company, consolidated net income of the Subject Company or consolidated book value of the Subject Company; or (ii) 15% or more of the fair market value of the assets of the Subject Company; or

(c) liquidation or dissolution of the Subject Company.

“Action” shall have the meaning set forth in Section 3.12(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Applicable Law” shall mean, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Government Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Audited Financial Statements” shall have the meaning set forth in Section 3.7.

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.7.

“Certificate” shall have the meaning set forth in Section 2.1(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Change in Company Board Recommendation” shall have the meaning set forth in Section 5.3(d).

“Change in Parent Board Recommendation” shall have the meaning set forth in Section 5.4(d).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in the Recitals to this Agreement.

“Companies Registrar” shall have the meaning set forth in Section 1.2.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company Balance Sheet” shall have the meaning set forth in Section 3.7.

“Company Board Recommendation” shall have the meaning set forth in Section 5.8(b).

“Company Common Stock” shall mean the ordinary shares, par or nominal value NIS 0.01 per share, of the Company.

“Company Contract” shall have the meaning set forth in Section 3.14(a).

“Company Disclosure Schedule” shall have the meaning set forth in ARTICLE III.

“Company Employee Benefit Plans” shall have the meaning set forth in Section 3.18(a).

“Company Equity Plan” shall have the meaning set forth in Section 2.4(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.7.

“Company Fully Diluted Stock” shall mean, as of any specific time, the total number of shares of Company Common Stock outstanding, together with (i) all shares of Company Common Stock issuable upon the conversion of any shares of Company Preferred Stock then outstanding or Company Preferred Stock issuable under any note, warrant or other Contract; and (ii) all shares of Company Common Stock that the Company may be required to issue or deliver pursuant to any (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Company Common Stock; or (B) outstanding security or Contract that is or may become convertible into or exchangeable for any shares of Company Common Stock, in each case of clause “(A)” and “(B)” regardless of the conversion or exercise price, whether vested or unvested and any other terms and conditions thereof.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned (solely or jointly) by or exclusively licensed to the Company.

“Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, covenant not to assert or enforce or granting of any other rights in, any Intellectual Property Right, including but not limited to any Company IP or other Intellectual Property developed by, with, or for the Company.

“Company Material Adverse Effect” shall mean any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company; (ii) changes in or affecting the industries in which the Company operates to the extent they do not disproportionately affect the Company in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of the Parent or Merger Sub or expressly required by this Agreement; and (v) continued losses from operations or decreases in cash balances of the Company; or (b) prevent the ability of Company to consummate the transactions contemplated hereby.

“Company Notice” shall have the meaning set forth in Section 5.3(e).

“Company Permits” shall have the meaning set forth in Section 3.19(a).

“Company Preferred Stock” shall mean the Series A Preferred Stock of the Company, par or nominal value NIS 0.001 per share and any other class or series of preferred stock of the Company issued after the date of this Agreement.

“Company Private Placement” shall have the meaning set forth in Section 5.27.

“Company Regulatory Agency” shall have the meaning set forth in Section 3.19(a).

“Company Regulatory Filings” shall have the meaning set forth in Section 3.19(a).

“Company Securities” shall have the meaning set forth in Section 3.5(c).

“Company Special Meeting” shall have the meaning set forth in Section 5.8(a).

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Stock Option” shall mean an option to purchase shares of Company Common Stock granted under the Company Equity Plan or otherwise to employees of the Company for compensation purposes.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.2.

“Company Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Company Warrant” shall mean a warrant to purchase shares of Company Stock.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.5.

“Contract” shall mean, with respect to any Person, any agreement, instrument, contract, obligation, commitment or arrangement, in each case, in writing, to which such Person is a party, other than any Company Employee Benefit Plan or any Parent Employee Benefit Plan.

“Damages” shall mean any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Companies Registrar” shall have the meaning set forth in Section 1.2.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Environmental Law” shall mean any Applicable Law, rule or regulation promulgated by any Government Authority relating to: (i) the control of any potential Hazardous Materials or protection of the air, water or land; (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of Hazardous Materials; (iii) human health and safety with respect to exposures to and management of Hazardous Materials; or (iv) the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“Exchange” shall mean the NASDAQ Capital Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.2(a).

“Exchange Fund” shall have the meaning set forth in Section 2.2(b).

“Exchange Ratio” shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the product obtained by multiplying (A) 3 (three) times (B) the Parent Fully Diluted Stock, as determined immediately prior to the Effective Time (but after effecting the Reverse Stock Split, if applicable, and including the shares of Parent Common Stock issued pursuant to Section 5.29); by (ii) the Company Fully Diluted Stock, as determined immediately prior to the Effective Time. For purposes of clarity, (a) absent the issuance of the Parent Common Stock pursuant to Section 5.29, holders of Parent Common Stock prior to the Closing will hold, on a fully diluted basis, five percent (5%) of Parent after giving effect to the Merger and issuing the Merger Consideration and (b) assuming the issuance of the Parent

Common Stock pursuant to Section 5.29, holders of Company Securities prior to the Closing will hold, on a fully diluted basis, seventy five percent (75%) of Parent after giving effect to the Merger and issuing the Merger Consideration.

“FCPA” shall have the meaning set forth in Section 3.19(e).

“FDA” shall mean the United States Food and Drug Administration.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended.

“Federal Health Care Program” shall mean Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program.

“GAAP” shall have the meaning set forth in Section 3.7.

“Government Authority” shall mean any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority (including the Exchange).

“Hazardous Materials” shall mean and include any substance that has been designated by any Government Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant thereto, in all cases excluding office and janitorial supplies (insofar as they are stored or used in the ordinary course of business).

“Hazardous Materials Activities” shall have the meaning set forth in Section 3.20(b).

“HIPAA” shall have the meaning set forth in Section 3.19(n).

“Intellectual Property” shall mean and include all algorithms, biological materials, cell lines, clinical data, chemical compositions or structures, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks, methods, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) Patents rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in the foregoing clauses (i) through (v).

“Interim Period” shall have the meaning set forth in Section 5.1.

“Intervening Event” shall mean, with respect to Person, a material event or circumstance that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known or reasonably foreseeable by the board of directors of such Person, provided that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Investor” shall have the meaning set forth in Section 5.5.

“IRS” shall have the meaning set forth in Section 3.18(h).

“Key Company Stockholder” shall mean each of MEDX Ventures Group LLC, Moshe Shoham, Leon Lewkowicz and Life Science Accelerator Ltd.

“Key Parent Stockholder” shall mean each of Eric Bjerkholt, R. Scott Greer, Ricardo B. Levy, Gregory Schiffman, John J. Schwartz, Kenneth B. Stratton, Alan Trounson and Irving L. Weissman.

An individual shall be deemed to have “knowledge” of a particular fact, circumstance or matter if such individual is aware of such fact, circumstance or matter after reasonable inquiry. A Person (other than an individual) shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if any individual who is serving, at the time the same is to be determined, as a director or officer of such Person has knowledge of such fact, circumstance or other matter.

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(a).

“Merger Sub” shall have the meaning set forth in the Preamble to this Agreement.

“Net Cash” means, as of any particular time, on a consolidated basis, (x) Parent’s and Parent Subsidiaries’ cash and cash equivalents, short-term investments, and restricted cash, plus (y) accounts receivable as specifically contemplated by the line item “other receivables” in Parent’s unaudited balance sheet for the fiscal period ended June 30, 2016 and filed with the SEC, but only to the extent of cash collections thereon through the Closing Date, minus (z) the aggregate of the following obligations and liabilities of Parent and Parent Subsidiaries, to the extent such obligations and liabilities are probable and can be reasonably estimated (including those cash-settled liabilities and obligations that would be reflected on a balance sheet prepared in accordance with GAAP), calculated without duplication:

(i) All current liabilities (other than non-cash current liabilities) and long term liabilities (other than non-cash long term liabilities), including but not limited to any litigation costs, accounts payable and severance payments;

(ii) All indebtedness for borrowed money or in respect of capitalized leases or the purchase of assets (including all principal, accrued interest thereon (and if such indebtedness is not prepayable, all remaining interest to be paid or accrued through maturity thereof), and any other amounts payable to the holders of such indebtedness as a result of or in connection with, the consummation of the Contemplated Transactions);

(iii) Any and all contractual cash obligations, including but not limited to operating lease payments, capital lease equipment and loan payables. Notwithstanding the foregoing, the calculation of the obligations and liabilities in calculating Net Cash herein shall exclude any obligations or liabilities of Parent to the Investor or any of its affiliates or assignees; provided that such amount shall not exceed $4.4 million; and

(iv) any litigation costs, expenses, settlements and judgments (whether actual or projected).

“Net Cash Schedule” shall have the meaning set forth in Section 5.22.

“Order” shall have the meaning set forth in Section 3.12(b).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Parent” shall have the meaning set forth in the Preamble to this Agreement.

“Parent Balance Sheet” shall have the meaning set forth in Section 4.8.

“Parent Board Recommendation” shall have the meaning set forth in Section 5.7(c).

“Parent Charter Amendment” shall have the meaning set forth in Section 4.4.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Contract” shall have the meaning set forth in Section 4.15(a).

“Parent Disclosure Schedule” shall have the meaning set forth in ARTICLE IV.

“Parent Employee Benefit Plans” shall have the meaning set forth in Section 4.19(a).

“Parent ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including Parent or any of the Parent Subsidiaries.

“Parent Financial Statements” shall have the meaning set forth in Section 4.8.

“Parent Fully Diluted Stock” shall mean, as of any specific time, the total number of shares of Parent Common Stock outstanding, together with (i) all shares of Parent Common Stock issuable upon the conversion of any shares of Parent Preferred Stock then outstanding or Parent Preferred Stock issuable under any note, warrant or other Contract; and (ii) all shares of Parent Common Stock that the Company may be required to issue or deliver pursuant to any

(A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Parent Common Stock; or (B) outstanding security or Contract that is or may become convertible into or exchangeable for any shares of Parent Common Stock, in each case of clause “(A)” and “(B)” regardless of the conversion or exercise price, whether vested or unvested and any other terms and conditions thereof.

“Parent Indemnified Person” shall have the meaning set forth in Section 5.12(a).

“Parent IP” shall mean all Intellectual Property Rights and Intellectual Property owned (solely or jointly) by or exclusively licensed to Parent or any of the Parent Subsidiaries.

“Parent IP Contract” shall mean any Contract to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries is bound, that contains any assignment or license of, covenant not to assert or enforce or granting of any other rights in, any Intellectual Property Right, including but not limited to any Parent IP or other Intellectual Property developed by, with, or for Parent or any of the Parent Subsidiaries.

“Parent Material Adverse Effect” shall mean any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and the Parent Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole; (ii) changes in or affecting the industries in which Parent operates to the extent they do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of the Company or expressly required by this Agreement; (v) continued losses from operations or decreases in cash balances of Parent or the Parent Subsidiaries or on a consolidated basis among Parent and the Parent Subsidiaries; and (vi) any further reductions, either voluntary or involuntary, in Parent’s personnel; or (b) prevent or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated hereby, in each case when viewed on a long-term or short-term basis. No change, circumstance, condition, development, effect, event, occurrence, result or state of facts relating to Parent’s Intellectual Property, equipment and leasehold improvements shall be taken into account in determining whether there has been a Parent Material Adverse Effect.

“Parent Notice” shall have the meaning set forth in Section 5.4(e).

“Parent Permits” shall have the meaning set forth in Section 4.20(a).

“Parent Preferred Stock” shall mean the undesignated or designated preferred stock, par value $0.01 per share, of Parent.

“Parent Regulatory Agency” shall have the meaning set forth in Section 4.20(a).

“Parent Regulatory Filings” shall have the meanings set forth in Section 4.20(a).

“Parent SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Parent Securities” shall have the meaning set forth in Section 4.5(c).

“Parent Special Meeting” shall have the meaning set forth in Section 5.7(a).

“Parent Stock Option” shall mean an option to purchase shares of Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plans” shall have the meaning set forth in Section 4.5(a).

“Parent Stockholder Approval” shall have the meaning set forth in Section 4.2.

“Parent Subsidiaries” shall have the meaning set forth in Section 4.1(a).

“Parent Subsidiary Securities” shall have the meaning set forth in Section 4.12.

“Parent Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Patents” shall mean patents and patent applications (including provisional, continuation, divisional, continuation-in-part, reexamination, and reissue patent applications and any patents issuing therefrom) and utility models, industrial designs, and other government-issued rights protecting inventions and industrial designs, however denominated, registered with any governmental entity and all applications for any of the foregoing.

“Pension Plans” shall have the meaning set forth in Section 4.19(a).

“Permitted Liens” shall mean and include: (i) Liens for current Taxes not yet due and payable or which are being contested in good faith; (ii) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business; (v) Liens securing debt reflected on the Company Balance Sheet or Parent Balance Sheet, as applicable; (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business; (vii) Liens recorded pursuant to any Environmental Law; (xiii) licenses of Intellectual Property; or (ix) Liens or failures to have good and valid title which have not had, or would not reasonably be expected to result in, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

“Person” shall mean any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“PHSA” shall mean the Public Health Service Act of 1944, as amended.

“Proxy Statement” shall have the meaning set forth in Section 3.21.

“Registration Statement” shall have the meaning set forth in Section 5.26.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Government Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Reverse Stock Split” shall have the meaning set forth in Section 5.7(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.7(a).

“SEC” shall have the meaning set forth in Section 4.7(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Social Security Act” shall have the meaning set forth in Section 3.19(l).

“Subject Company” shall mean a party to this Agreement who is the subject of an Acquisition Proposal.

“Subsidiary”, when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise); or (ii) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (provided that, for purposes of this definition, references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%) which the board of directors of the Subject Company determines in good faith (after consultation with its financial advisor): (i) to be reasonably likely to be consummated if accepted; and (ii) to be more favorable to the Subject Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by the other party in response to such Acquisition Proposal and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 3.23.

“Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations imposed by law for the Taxes of another Person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of foreign, state and local law.

“Tax Return” or “Tax Returns” refers to all federal, state and local and foreign returns, schedules, estimates, information statements and reports filed or required to be filed by Parent, the Parent Subsidiaries, or the Company, in each case, relating to Taxes.

“Warrant Amendment” shall have the meaning set forth in Section 5.23.

“WARN Act” shall mean the U.S. Worker Adjustment and Retraining Notification Act and the rules and regulations issued thereunder and any similar applicable state or local law and the rules and regulations issued thereunder.

“Welfare Plans” shall have the meaning set forth in Section 4.19(a).

“Written Consent” shall have the meaning set forth in Section 5.8(a).

**************

EXHIBIT B

FORM OF PARENT STOCKHOLDER VOTING AGREEMENT